Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

TUNSTALL HEALTHCARE GROUP LIMITED,

MONITOR ACQUISITION CORP,

and

AMERICAN MEDICAL ALERT CORP.

Dated as of September 22, 2011

i

TABLE OF CONTENTS
(Continued)

TABLE OF CONTENTS
(Continued)

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Contingent Payment Rights Agreement

INDEX OF DEFINED TERMS

Definition	Location

Acceptable Confidentiality Agreement	8.3(a)
Acquisition Proposal	5.2(d)(i)
Action	3.9
Adverse Recommendation Change	5.2(b)
Affiliate	8.3(b)
Affiliate Transaction	3.20
Agreement	Preamble
Alternative Acquisition Agreement	5.2(b)
Antitrust Laws	8.3(c)
Benefit Agreement	8.3(d)
Benefit Plan	8.3(e)
Black-Scholes Value…	8.3(f)
Book-Entry Shares	2.3(b)
Business Day	8.3(g)
Certificate of Merger	1.3
Certificates	2.3(b)
Closing	1.2
Closing Consideration	2.1(a)
Closing Date	1.2
Code	8.3(h)
Commonly Controlled Entity	8.3(i)
Company	Preamble
Company Board	3.4(b)
Company Bylaws	3.1(b)
Company Charter	3.1(b)
Company Credit Agreement	8.3(j)
Company Disclosure Letter	Article III
Company Employees	5.9(b)
Company Equity Award Schedule	3.2(b)
Company Equity Plans	2.2(a)
Company Material Adverse Effect	8.3(k)
Company Minority Interest Business	3.3
Company Preferred Stock	3.2(a)
Company Recommendation	5.3(b)
Company Registered IP	3.18(a)
Company SEC Documents	3.6(a)
Company Terminating Breach	7.1(c)(i)
Company Warrants	3.2(c)
Confidentiality Agreement	5.4(b)
Contract	8.3(l)
control	8.3(m)
CPR	2.1(a)

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

CPR Agreement	Recitals
Effective Time	1.3
Environmental Law	3.13(b)
ERISA	8.3(n)
Exchange Act	8.3(o)
Financing	5.16
GAAP	3.6(b)
Governmental Entity	8.3(p)
Grant Date	3.2(b)
Hazardous Substance	3.13(c)
Health Care Law	3.23(a)
HIPAA	3.23(a)
Houlihan Lokey	3.24
HSR Act	8.3(q)
Indebtedness	8.3(r)
Intellectual Property	8.3(s)
Intervening Event	5.2(d)(iii)
IRS	8.3(t)
IT Assets	8.3(u)
knowledge	8.3(v)
Law	8.3(w)
Liens	3.3
Material Contract	3.15(a)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
Merger Sub Bylaws	4.1(b)
Merger Sub Charter	4.1(b)
Nasdaq	8.3(x)
New Plans	5.9(b)
NYBCL	1.1
Outside Date	7.1(b)(i)
Parent	Preamble
Parent Charter	4.1(b)
Parent Financial Statements	4.9
Parent Material Adverse Effect	8.3(y)
Parent Party	8.3(z)
Parent Permits	4.7
Parent Terminating Breach	7.1(d)(i)
Participant	8.3(aa)
Paying Agent	2.3(a)
Payment Fund	2.3(a)

v

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

Permits	3.10
Permitted Liens	8.3(bb)
Person	8.3(cc)
Prime Rate	7.3(d)
Programs	3.23(g)
Proxy Statement	3.5(b)
Related Party	3.20
Representatives	8.3(dd)
Restricted Stock	2.2(b)
Safety Notice	3.23(d)
Sarbanes-Oxley Act	8.3(ee)
SEC	8.3(ff)
Securities Act	8.3(gg)
Shareholder Approval	3.4(a)
Shareholder Representatives	Recitals
Shareholders Meeting	5.3(b)
Shares	2.1(a)
Stock Option	2.2(a)
Stock Unit	2.2(c)
Subsidiary	8.3(hh)
Superior Proposal	5.2(d)(ii)
Surviving Corporation	1.1
Surviving Corporation Share	2.1(c)
Takeover Laws	3.19
Tax Returns	8.3(ii)
Taxes	8.3(jj)
Termination Fee	7.3(b)(iii)
Voting Agreements	Recitals

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 22, 2011, by and among Tunstall Healthcare Group Limited, a Private Company Limited by Shares incorporated in England and Wales (“Parent”), Monitor Acquisition Corp, a New York corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and American Medical Alert Corp., a New York corporation (“Company”).

RECITALS

WHEREAS, the parties wish to consummate the business combination transactions provided for herein, pursuant to which Merger Sub will merge with and into Company, with Company surviving as a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the officers and directors of Company listed on Schedule 1 have entered into voting agreements (the “Voting Agreements”) with Parent and Merger Sub in the form attached hereto as Exhibit A;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and  Howard Siegel and Gregory Fortunoff (the “Shareholder Representatives”) have entered into the Contingent Payment Rights Agreement in the form attached hereto as Exhibit B (the “CPR Agreement”); and

WHEREAS, each of the parties hereto desires to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I.
THE MERGER

Section 1.1             The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the New York Business Corporation Law (the “NYBCL”), at the Effective Time (as hereinafter defined) Merger Sub shall be merged with and into Company.  Following the Merger, the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

Section 1.2             Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, no later than the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, unless another date, time or place is agreed to in writing by Parent and Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3             Effective Time.  Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Company shall file a certificate of merger (the “Certificate of Merger”) with the Department of State of the State of New York, executed in accordance with the relevant provisions of the NYBCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the NYBCL.  The Merger shall become effective at such time as Parent and Company shall agree in writing and shall specify in the Certificate of Merger, provided that such date and time shall be on or after the time of filing of the Certificate of Merger and no later than the second Business Day after the Closing Date (the time the Merger becomes effective being the “Effective Time”).

Section 1.4             Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the NYBCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5             Certificate of Incorporation; Bylaws.

(a)       At the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation of the Merger Sub (subject to Section 5.8), except that the name of the Surviving Corporation shall be “American Medical Alert Corp.”; and

(b)       The bylaws of the Surviving Corporation shall be amended and restated to be identical to the bylaws of the Merger Sub as in effect immediately prior to the Effective Time (subject to Section 5.8), in each case, until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 1.6             Directors and Officers.

(a)        The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

(b)        The officers of Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or approved and qualified.

ARTICLE II.
EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1             Conversion of Company Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Company, Parent, Merger Sub or the holders of any shares of capital stock of Company, Parent, or Merger Sub:

(a)       Each share of common stock, par value $0.01 per share, of Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 2.1(b)), shall thereupon be converted automatically into and shall thereafter represent the right to receive (i) $8.55 in cash, without interest, (the “Closing Consideration”) and subject to deduction for any required withholding Tax and (ii) one contingent payment right (a “CPR”, and together with the Closing Consideration, the “Merger Consideration”), which shall represent the rights provided for in the CPR Agreement.

(b)       Each Share held by Company, Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.  Each Share held by a wholly owned Subsidiary of the Company shall remain outstanding and shall become that number of shares of the Surviving Corporation that bears the same ratio to the aggregate number of outstanding shares of the Surviving Corporation as the number of Shares held by such Subsidiary bore to the aggregate number of outstanding shares of the Company immediately prior to the Effective Time.

(c)       Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation (a “Surviving Corporation Share”).

(d)       If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Company, or securities convertible into, exchangeable into or exercisable for shares of the capital stock of Company, respectively, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted, if necessary and without duplication, to reflect such change; provided, that nothing in this Section 2.1(d) shall be construed to permit Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2             Treatment of Options, Warrants and Other Equity-Based Awards.

(a)           At the Effective Time, each option (each, a “Stock Option”) to purchase Shares granted under any stock option, stock purchase or equity compensation plan, arrangement or agreement of Company (the “Company Equity Plans”), or otherwise, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and the holder thereof shall be entitled to receive (i) an amount in cash, without interest, equal to the product of (x) the total number of Shares subject to such Stock Option immediately prior to the Effective Time and (y) the excess of the Closing Consideration over the exercise price per Share subject to such Stock Option, less the amount of any required withholding Tax and (ii) one CPR for each Share subject to such Stock Option.

(b)           At the Effective Time, each Share subject to restrictions on transfer and/or forfeiture granted under a Company Equity Plan or otherwise (the “Restricted Stock”) that is outstanding immediately prior to the Effective Time shall become fully vested and shall be converted automatically into and shall thereafter represent the right to receive the Merger Consideration in accordance with Section 2.1.

(c)           At the Effective Time, each restricted stock unit granted under a Company Equity Plan or otherwise (each, a “Stock Unit”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and the holder thereof shall be entitled to receive (i) an amount in cash, without interest, equal to the product of (x) the total number of Shares subject to such Stock Unit immediately prior to the Effective Time and (y) the Closing Consideration, less the amount of any required withholding Tax and (ii) one CPR for each Share subject to such Stock Unit.

(d)           At the Effective Time, each Company Warrant that is outstanding immediately prior to the Effective Time shall be redeemed at the Black-Scholes Value of such Company Warrant at that time, pursuant to the terms and conditions of such Company Warrant.

(e)           Company shall take all actions necessary or appropriate to ensure that, as of the Effective Time, (i) the Company Equity Plans shall terminate and (ii) no holder of Stock Options, Restricted Stock or Stock Units and no participant in any Company Equity Plan and, except as disclosed in Section 3.2(a) of the Company Disclosure Letter, no holder of Company Warrants shall have any rights to acquire, or other rights in respect of, the capital stock of Company, the Surviving Corporation or any of their Subsidiaries, except the rights contemplated by Sections 2.1, 2.2(a), 2.2(b), 2.2(c) and 2.2(d) and disclosed in Section 3.2(a) of the Company Disclosure Letter.

(f)           As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Equity Plans) shall adopt such resolutions or take such other actions as may be necessary or appropriate to effect the transactions described in clauses (a) through (e) of this Section.

Section 2.3             Exchange and Payment for Shares.

(a)       Prior to the Effective Time, Parent shall appoint a paying agent mutually acceptable to Parent and the Company (the “Paying Agent”) for the purpose of exchanging Shares for Closing Consideration.  Prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent in trust for the benefit of holders of the Shares (other than the Shares pursuant to Section 2.1(b)), cash in an amount equal to the aggregate Closing Consideration, subject to deduction for any required withholding Tax, into which Shares will be converted in accordance with Section 2.1(a)(i).  The cash deposited with the Paying Agent pursuant to this Section 2.3(a) shall hereinafter be referred to as the “Payment Fund.”  The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Sections 2.1(a), except as provided in this Agreement.

(b)       As soon as reasonably practicable after the Effective Time (and in any event within five (5) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of (i) an outstanding certificate (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares or (ii) uncertificated Shares represented by book-entry (“Book-Entry Shares”) which, in each case, were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and shall contain such other provisions as Parent or the Paying Agent may reasonably specify), (B) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration payable with respect thereto pursuant to Section 2.1(a) and (C) a copy of the CPR Agreement.  Upon surrender of a Certificate or Book-Entry Share to the Paying Agent, together with such letter of transmittal and such copy of the CPR Agreement, duly completed and validly executed, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share (subject to deduction for any required withholding Tax), and such Certificate or Book-Entry Share shall forthwith be canceled.  No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate or Book-Entry Share.  In the event that the Merger Consideration is to be paid to a Person other than the Person in whose name any Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed (or the Person requesting such payment shall have posted a bond) and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Parent and Paying Agent that such Taxes have been paid or are not applicable.  Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender or transfer, the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 2.1(a), without any interest thereon.

(c)       Parent shall take all actions necessary so that, no later than three (3) Business Days after the Effective Time, the Surviving Corporation shall pay or cause to be paid to each holder of Stock Options or Stock Units granted under any Company Equity Plan the amounts to which such holder is entitled as determined in accordance with Sections 2.2(a), 2.2(b) or 2.2(c), without interest, through the Surviving Corporation’s or applicable Subsidiary’s payroll system.

(d)       Parent shall take all actions necessary so that, as promptly as practicable following the Effective Time, the Surviving Corporation shall pay or cause to be paid to the holder of Company Warrants, in exchange for a warrant cancellation agreement, the amounts to which such holder is entitled as determined in accordance with Section 2.2(d).

(e)       At the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article II.

(f)        The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent; provided, that (i) such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available), (ii) that no such investment or losses thereon shall affect the Merger Consideration payable to holders of Certificates or Book-Entry Shares entitled to receive such consideration, and (iii) Parent shall provide additional funds to the Paying Agent for the benefit of holders of Certificates and Book-Entry Shares in the amount of any such losses to the extent necessary for payment of the Merger Consideration.  Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(g)       Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares on the twelve-month anniversary of the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of the Merger Consideration with respect to Shares formerly represented by such Certificate or Book-Entry Share, without interest.

(h)       None of Parent, the Surviving Corporation or the Paying Agent or any other Person shall be liable to any Person in respect of any cash from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i)        If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 2.4             Withholding Rights.  Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law.  Any amounts that are so deducted and withheld shall be paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (i) as disclosed in the disclosure letter delivered by Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), provided, that disclosure in any section of the Company Disclosure Letter shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement, or (ii) as disclosed in any Company SEC Document publicly available prior to the date hereof but excluding any documents incorporated by reference (other than a document that is, in and of itself, a Company SEC Document) in such Company SEC Documents, disclosures in the “Risk Factors” or “Forward Looking Statements” sections thereof or any other disclosure included in such Company SEC Documents that is cautionary, predictive or forward-looking in nature (it being understood and agreed that any disclosure in the Company SEC Documents shall be deemed disclosed with respect to any Section of this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it is applicable to such Section), Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1             Organization, Standing and Power.

(a)       Each of Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) except as set forth in Section 3.1 of the Company Disclosure Letter, is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except (1) in the case of clause (iii), where the failure to be so qualified or licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (2) in the case of clauses (i) and (ii) (only with respect to Subsidiaries), where the failure to be so organized, validly existing or in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)       Company has previously made available to Parent true and complete copies of Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”) and the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so made available is in full force and effect.  Company is not in violation of any provision of the Company Charter or the Company Bylaws.  None of the Subsidiaries of the Company are in violation of such Subsidiary’s certificate of incorporation or bylaws (or comparable organizational documents).

Section 3.2             Capital Stock.

(a)       The authorized capital stock of Company consists of 20,000,000 Shares and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”).  As of the close of business on September 22, 2011, (i) 9,615,281 Shares (excluding treasury shares) were issued and outstanding (of which 9,621 Shares were shares of Restricted Stock), (ii) 48,573 Shares were held by Company in its treasury, (iii) no shares of Company Preferred Stock were issued and outstanding and no shares of Company Preferred Stock were held by Company in its treasury, and (iv) 1,407,619 Shares were reserved for issuance pursuant to Company Equity Plans and Company Warrants (of which 662,693 Shares were subject to outstanding Stock Options and 46,500 Shares were subject to outstanding Stock Units and 10,696 Shares were subject to outstanding Company Warrants).  All the outstanding shares of capital stock of Company are, and all shares reserved for issuance as noted in clause (iv) above will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights or similar antidilution rights.  No shares of capital stock of Company are owned by any Subsidiary of Company.  Neither Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of Company or such Subsidiary on any matter.  As of the date of this Agreement, except as set forth above in this Section 3.2(a) and in Sections 3.2(a), (b) and (c) of the Company Disclosure Letter, and the shares of capital stock or other voting securities or equity interests of each Subsidiary that are owned, directly or indirectly, by Company, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Company, (B) securities of Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Company or any of its Subsidiaries, or obligations of Company or any of its Subsidiaries to issue, any shares of capital stock of Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Company or any of its Subsidiaries or rights or interests described in clause (C), or (E) obligations of Company or any of its Subsidiaries, contingent or otherwise, to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.  Neither Company nor any of its Subsidiaries is, nor to the knowledge of Company is any other Person, a party to or bound by any Contracts or understandings with respect to the voting (including voting trusts and proxies), other than the Voting Agreements, or, other than under Company Equity Plans (or grants thereunder) or Company Warrants, the sale or transfer (including agreements imposing transfer restrictions) of any shares of its capital stock or other equity interests.

(b)       Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of September 22, 2011, of (i) outstanding Stock Options, indicating, with respect to each holder, the number of Stock Options held by such holder, the number of Shares subject to such Stock Options, the name of the plan under which such Stock Options were granted, the date of grant, exercise price, vesting schedule and expiration date thereof, (ii) outstanding shares of Restricted Stock, indicating, with respect to each holder, the number of shares of Restricted Stock owned by such holder, the name of the plan under which such shares of Restricted Stock were granted, the date of grant, vesting schedule and expiration date thereof and (iii) outstanding Stock Units, indicating, with respect to each holder, the number of Stock Units held by such holder, the number of Shares underlying such Stock Units, the name of the plan under which such Stock Units were granted, the date of grant, vesting schedule and expiration date thereof (the “Company Equity Award Schedule”).  Each Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies.  Each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes, and the award agreement governing such grant was duly executed and delivered by each party thereto.  Each such grant was made in accordance with the terms of the applicable Company Equity Plan, the Exchange Act and all other applicable Laws and regulatory rules or requirements, including the rules and regulations of Nasdaq.  The per-share exercise price of each Stock Option was equal to the fair market value of a Share on the applicable Grant Date (as determined in accordance with the terms of the applicable Company Equity Plan and, to the extent applicable, Sections 409A and 422 of the Code), and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable Laws. Company has not knowingly granted, and there is not, and has not been, any Company policy or practice to grant, Stock Options prior to, or otherwise coordinate the grant of Stock Options with, the release or other public announcement of material information regarding Company or any of its Subsidiaries or any of their financial results or prospects.  The Company Equity Plans under which the Stock Options, shares of Restricted Stock and Stock Units outstanding as of September 22, 2011 were granted are pursuant to the 2010 Equity Incentive Plan, the 2005 Stock Incentive Plan, the 2000 Stock Option Plan and the 1997 Stock Option Plan.  Company has made available to Parent true and complete copies of all Company Equity Plans and the forms of all award agreements evidencing outstanding Stock Options, Restricted Stock or Stock Unit grants, and no Stock Option agreement, Restricted Stock agreement or Stock Unit agreement contains terms that are materially inconsistent with or in addition to such forms.  Each Stock Option, each share of Restricted Stock and each Stock Unit may, by its terms, be treated as set forth in Section 2.2.  No Stock Option has a per-share exercise price that is greater than the Closing Consideration.

(c)        Section 3.2(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the name of each holder of outstanding warrants to purchase Shares (the “Company Warrants”), the number of Shares for which each such Company Warrant is exercisable, the date of each Company Warrant, the vesting and exercise schedule for each Company Warrant, the number of shares vested and unvested as of the date of this Agreement, the price per Share for which each such Company Warrant is exercisable and Company’s estimate of the Black-Scholes Value of each such Company Warrant.  Company has made available to Parent accurate and complete copies of each Company Warrant, including all amendments thereto.

Section 3.3             Subsidiaries.  Section 3.3 of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of (a) each Subsidiary of Company, including its jurisdiction of incorporation or formation, and (b) each other corporation, partnership, limited liability company or other entity that is not a Subsidiary but in which Company holds, directly or indirectly, an equity interest (each, an “Company Minority Interest Business”), and the percentage of Company’s equity interest in such Company Minority Interest Business relative to all outstanding equity interests (on a fully diluted basis).  All of the shares of capital stock or other equity or voting interests of each such Company Minority Interest Business that are owned, directly or indirectly, by Company or a Subsidiary thereof are owned free and clear of all pledges, claims, liens, charges, call rights, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”)  other than (i) restrictions on transfer under applicable securities Laws, (ii) Liens for current Taxes and assessments not yet due, (iii) Liens created pursuant to the Company Credit Agreement and (iv) Liens disclosed in Section 3.3 of the Company Disclosure Letter.  Except for the capital stock of, or other equity or voting interests in, its Subsidiaries or the Company Minority Interest Businesses listed in Section 3.3 of the Company Disclosure Letter, Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for, any of the foregoing.  All the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of Company have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to any preemptive rights or similar antidilution rights.  All of the shares of capital stock or other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Company, free and clear of all Liens other than (i) restrictions on transfer under applicable securities Laws, (ii) Liens for current Taxes and assessments not yet due, (iii) Liens created pursuant to the Company Credit Agreement and (iv) Liens disclosed in Section 3.3 of the Company Disclosure Letter.

Section 3.4             Authority.

(a)       Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to obtaining the Shareholder Approval (as hereinafter defined), to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company and, subject to the accuracy of the representation of Parent and Merger Sub in Section 4.11 below, no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the adoption and approval of this Agreement by the holders of at least two-thirds of the outstanding Shares (the “Shareholder Approval”), and to the filing of the Certificate of Merger with the Department of State of the State of New York as required by the NYBCL.  This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)       The board of directors of Company (the “Company Board”), at a meeting duly called and held, duly adopted resolutions (i) determining that the terms of this Agreement, the CPR Agreement and the Merger and the other transactions contemplated hereby are fair to and in the best interests of Company’s shareholders, (ii) approving and declaring advisable this Agreement, the CPR Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the shareholders of Company for adoption and approval and (iv) resolving to recommend that Company’s shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger.

Section 3.5             No Conflict; Consents and Approvals.

(a)       Except as disclosed in Section 3.5(a) of the Company Disclosure Letter, the execution, and delivery and performance of this Agreement by Company does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien, other than Permitted Liens, in or upon any of the properties, assets or rights of Company or any of its Subsidiaries under, any provision of (i) the Company Charter, the Company Bylaws, or the comparable governing documents of the Company’s Subsidiaries or the Company Minority Interest Businesses, (ii) any Material Contract to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any of their respective properties or assets may be bound as of the date hereof, or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), any Law or any rule or regulation of Nasdaq applicable to Company or any of its Subsidiaries or by which Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)       Except as disclosed in Section 3.5(b) of the Company Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Company or the consummation by Company of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) the filing with the SEC of (A) a proxy statement relating to the approval of this Agreement by Company’s shareholders (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) pursuant to the Exchange Act, and (B) such other filings and reports as required pursuant to the applicable requirements of the Securities Act or the Exchange Act, and (iii) the filing of the Certificate of Merger with the Department of State of the State of New York as required by the NYBCL.

Section 3.6             SEC Reports; Financial Statements.

(a)       Company and its Subsidiaries have filed or furnished on a timely basis with the SEC, all forms, reports, schedules, statements and other documents required to be filed or furnished by them with the SEC since January 1, 2008 (all such filed or furnished documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”).  As of their respective filing dates (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively), except to the extent that any Company SEC Document has been amended or superseded by a subsequently filed Company SEC Document prior to the date of this Agreement (or with respect to Company SEC Documents filed or furnished after the date of this Agreement, except as amended or supplemented prior to the Closing), (i) the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the listing and corporate governance rules and regulations of Nasdaq, as the case may be, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No Subsidiary of Company or Company Minority Interest Business is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b)       The financial statements (including the related notes thereto) included (or incorporated by reference) in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount and to any other adjustments described therein, including the notes thereto), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC.

(c)       As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto), except for those liabilities (i) to the extent  reserved for or reflected on the most recent consolidated balance sheet (or the notes thereto) of the Company included in the Company SEC Documents filed prior to the date of this Agreement, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the most recent consolidated balance sheet (or the notes thereto) of the Company included in the Company SEC Documents filed prior to the date of this Agreement that are not material, or (iii) for any liabilities incurred with respect to the transactions contemplated by this Agreement.

(d)       As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received from the SEC staff with respect to the Company SEC Documents.

(e)       Company and its Subsidiaries have implemented and maintain a system of internal accounting controls designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.  Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Company by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect Company’s ability to record, process, summarize and report financial information; and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting.

Section 3.7             Certain Information.  None of the information supplied or to be supplied by Company or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement or any other documents disseminated to Company’s shareholders in connection with the Merger or other transactions contemplated hereby will, at the time it is first mailed to Company’s shareholders, at the time of any amendments or supplements thereto and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no representation or warranty is made by Company with respect to information supplied in writing by Parent or any of its Subsidiaries specifically for inclusion therein.  The Proxy Statement will comply in all material respects with the provisions of the Exchange Act.

Section 3.8             Absence of Certain Changes or Events.

(a)       Except with respect to the transactions expressly contemplated by this Agreement and as disclosed in Section 3.8(a) of the Company Disclosure Letter, since December 31, 2010 (i) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and (ii) neither Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Sections 5.1(a), (b), (c), (d), (f), (h) or (i).

(b)       Since December 31, 2010, the Company and its Subsidiaries have not suffered any Company Material Adverse Effect, and there has not been any event, change, circumstance, occurrence, effect or state of facts that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9             Litigation.  Except as disclosed in Section 3.9 of the Company Disclosure Letter, there is no action, suit, arbitration, investigation, inquiry or other proceeding (each, an “Action”), whether judicial, arbitral, administrative or otherwise, pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Company or any of its Subsidiaries in such individual’s capacity as such, other than Actions that, if adversely determined against Company or its Subsidiaries or any present or former officer, director or employee of Company or any of its Subsidiaries, would not result in any liability or losses to Company or its Subsidiaries in excess of $100,000.  Neither Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.  Section 3.9 of the Company Disclosure Letter lists all Actions as of the date hereof that (i) involve an amount in controversy in excess of $100,000, (ii) seek material injunctive relief or (iii) seek to impose any material legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement.

Section 3.10           Compliance with Laws.  Except as disclosed in Section 3.10 of the Company Disclosure Letter, Company and each of its Subsidiaries are and, at all times since January 1, 2008 have been, in compliance  in all material respects with all Laws applicable to their businesses, operations, properties or assets.  Company and each of its Subsidiaries have in effect all permits, licenses, variances, provider numbers, clearances, exemptions, registrations, authorizations, operating certificates, franchises, orders, filings with and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, except to the extent such violation, default or event, would not reasonably be expected to have a Company Material Adverse Effect.  Section 3.10 of the Company Disclosure Letter contains a true and complete list of all material Permits required to be held by Company and each of its Subsidiaries necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted.  Except as disclosed in Section 3.10 of the Company Disclosure Letter, no investigation or review by any Governmental Entity with respect to Company or any of its Subsidiaries is pending or, to the knowledge of Company, threatened, nor has Company or any of its Subsidiaries received written notice from any Governmental Entity stating an intention of such Governmental Entity to conduct the same.

Section 3.11           Benefit Plans.

(a)       Section 3.11(a) of the Company Disclosure Letter sets forth a complete and accurate list of each Benefit Plan and each Benefit Agreement.  Company has made available to Parent complete and accurate copies of (i) each such Benefit Plan or Benefit Agreement, including any amendment thereto, (ii) with respect to each Benefit Plan, each trust, insurance, annuity or other funding contract related thereto, (iii) with respect to each Benefit Plan, the most recent financial statements and actuarial or other valuation reports prepared with respect thereto and (iv) with respect to each Benefit Plan, the two most recent annual reports on Form 5500 required to be filed with the IRS with respect to those Benefit Plans requiring such a filing.

(b)       Each Benefit Plan and Benefit Agreement (and any related trust or other funding vehicle) has been administered in all material respects in accordance with its terms and is in compliance in all material respects with ERISA (to the extent applicable), the Code (to the extent applicable) and all other applicable Laws.  Each of Company and its Subsidiaries is in compliance in all material respects with ERISA, the Code and all other Laws applicable to Benefit Plans and Benefit Agreements.

(c)       Within the preceding six year period, none of Company, any of its Subsidiaries or any Commonly Controlled Entity has sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under, any Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan (including, without limitation, any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA).  No Benefit Plan or Benefit Agreement provides health, medical or other welfare benefits after retirement or other termination of employment (except with respect to COBRA requirements) and neither Company nor any of its subsidiaries has made any oral or written commitment to provide any such benefits.

(d)       Except as provided in Article II hereof and as disclosed in Section 3.11(d) to the Company Disclosure Letter, none of the execution, delivery or performance of this Agreement by Company or the consummation by Company of the transactions contemplated hereby will (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) (i) entitle any Participant to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any Benefit Plan or Benefit Agreement or (iii) result in any breach or violation of or default under or limit Company’s right to amend, modify or terminate any Benefit Plan or Benefit Agreement.

(e)       Section 3.11(e) of the Company Disclosure Letter sets forth, with respect to each “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to Company who could reasonably be expected to receive any  “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), (i) such person's name, title and base amount (as defined in Section 280G(b)(3) of the Code) and (ii) a calculation of the aggregate present value of the “parachute payments” (as defined in Section 280G(b)(2) of the Code) such person could receive.  No amount or other entitlement that could be received as a result of the execution, delivery or performance of this Agreement or the consummation by Company of the transactions contemplated hereby (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time), by any disqualified individual with respect to Company will constitute an excess parachute payment.  No Participant is entitled to receive any gross-up or additional payment by reason of the Tax required by Section 409A or Section 4999 of the Code being imposed on such person and Company does not have any contractual obligation to, or agreement with, any Participant to cause any “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code to comply with Section 409A of the Code.

Section 3.12           Labor and Employment Matters.

(a)       Each of Company and its Subsidiaries is in compliance in all material respects with all applicable Laws respecting labor, employment, classification of employees, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits, and wages and hours.

(b)       Neither Company nor any of its Subsidiaries is a party to any collective bargaining or similar agreement, and there are not, to the knowledge of Company, any union organizing activities concerning any employees of Company or any of its Subsidiaries.  Since January 1, 2008, there have been no labor strikes, slowdowns, work stoppages or lockouts pending or, to the knowledge of Company, threatened, against Company or any of its Subsidiaries.

Section 3.13           Environmental Matters.

(a)       Except as would not be material to Company and its Subsidiaries, taken as a whole, (i) Company and each of its Subsidiaries have conducted their respective businesses in compliance in all material respects with all, and have not violated any, applicable Environmental Laws; (ii) there has been no release of any Hazardous Substance by Company or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws; (iii) neither Company nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by Company or any of its Subsidiaries or as a result of any operations or activities of Company or any of its Subsidiaries at any location and, to the knowledge of Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Company or any of its Subsidiaries under any Environmental Law; and (v) neither Company, its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to Company’s knowledge, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b)       As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c)       As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.

Section 3.14           Taxes.

(a)       Except as disclosed in Section 3.14 of the Company Disclosure Letter, all income and all other material Tax Returns required to have been filed by or with respect to Company or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and complete in all material respects.  All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other material Taxes required to be paid by Company or its Subsidiaries have been paid or will, to the extent due prior to the Closing Date, be timely paid.  Except as disclosed in Section 3.14 of the Company Disclosure Letter, no deficiency for any material amount of Tax has been asserted or assessed by a Governmental Entity in writing against Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn.  There are no Tax Liens on the assets of Company or any of its Subsidiaries (except for statutory Liens for Taxes not yet due and payable).  Except as disclosed in Section 3.14 of the Company Disclosure Letter, there are no outstanding waivers or agreements extending any period for assessment of Taxes for any period with respect to any Tax to which Company or any of its Subsidiaries may be subject.  Company and each of its Subsidiaries have made adequate provisions in accordance with GAAP, appropriately and consistently applied, in the consolidated financial statements included in the Company SEC Documents for the payment of all material Taxes for which Company or any of its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed, and since the date of the most recent financial statements included in the Company SEC Documents, all Taxes incurred by Company and its Subsidiaries have been incurred in the ordinary course of business consistent with past practices.  None of Company or its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation, Tax sharing or similar agreement or arrangement or any material Tax indemnity agreement (other than an agreement or arrangement solely among members of a group the common parent of which is Company or any of its Subsidiaries).  Except as disclosed in Section 3.14 of the Company Disclosure Letter, none of Company or its Subsidiaries has received written notice from a Governmental Entity in a jurisdiction where Company or any of its Subsidiaries does not file a particular Tax Return claiming that Company or any such Subsidiary is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return (except for any claims that would not reasonably be expected to be material).

(b)       Except as disclosed in Section 3.14 of the Company Disclosure Letter, Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Laws.

(c)       Except as disclosed in Section 3.14 of the Company Disclosure Letter, as of the date of this Agreement, there are no audits, examinations, investigations or other proceedings now pending or, to the knowledge of Company, threatened in writing against or with respect to Company or any of its Subsidiaries with respect to any income or other material Tax.

(d)       Neither Company nor any of its Subsidiaries has been a party to any distribution occurring in the last five years in which, the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied.

(e)       Neither Company nor any of its Affiliates has elected or is required to defer payment of amounts from a foreign entity which will be subject to the provisions of Section 457A of the Code.

(f)        Assuming no election is made under Section 338 of the Code, none of Company or its Subsidiaries will be required to include material amounts in income, or exclude material items of deduction, in a taxable period (or portion thereof) beginning after the Closing Date as a result of (1) a change in method of accounting occurring prior to the Closing Date, (2) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (3) a prepaid amount received, or paid, prior to the Closing Date, (4) deferred gains arising prior to the Closing Date, (5) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (6) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) or (7) election under Section 108(i) of the Code.

(g)       None of Company or its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (other than a transaction with respect to which all applicable reporting requirements have been satisfied).

(h)       Neither Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Company) or (ii) has any liability for the Taxes of any Person (other than Company or any Subsidiary) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor, by contract or otherwise.

Section 3.15           Contracts.

(a)       Section 3.15 of Company Disclosure Letter contains a true and complete list of each of the following types of Contracts to which Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound as of the date hereof:

(i)         any Contract that would be required to be filed by Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Company on a Current Report on Form 8-K;

(ii)        any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar agreement or arrangement material to Company or any of its Subsidiaries or in which Company owns 10% or more of the voting or economic interest, or any interest valued at more than $250,000 without regard to percentage voting or economic interest;

(iii)       any Contract relating to or evidencing Indebtedness (as hereinafter defined) and having an outstanding principal amount in excess of $250,000;

(iv)      any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of (1) capital stock or other equity interests or (2) assets for aggregate consideration (in one or a series of transactions) under such Contract of $250,000 or more (other than acquisitions or dispositions of inventory or equipment in the ordinary course of business consistent with past practice);

(v)       any Contract that is a license agreement that is material to the business of Company and its Subsidiaries, taken as a whole, pursuant to which Company or any of its Subsidiaries (1) is licensed or otherwise granted any rights under any Intellectual Property of any Person, or (2) licenses or otherwise grants any Person any rights under any Intellectual Property owned by Company or its Subsidiaries, in each case other than license agreements for uncustomized software that is commercially available to the public generally with annual license, support, maintenance and other fees of $50,000 or less and non-disclosure agreements that provide for only limited, non-exclusive use rights of Intellectual Property for evaluation purposes only;

(vi)      any Contract (other than Contracts relating to the employment of any Person) between Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of Company;

(vii)     any Contract (A) with respect to the employment of any executive officer or (B) with any labor union (including any collective bargaining or similar agreement);

(viii)    any Contract that grants any rights of first refusal, rights of first negotiation or other similar rights to any Person with respect to the sale of any material business of Company and its Subsidiaries, taken as a whole, or of any Subsidiary of Company;

(ix)       any Contract with any material supplier or customer that is not terminable by Company or its Subsidiaries on less than sixty (60) days notice without penalty or payment;

(x)        any Contract that contains covenants that limit the ability of Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of the Surviving Corporation or any of its Affiliates) to compete in any business or with any person or in any geographic area, or to sell, supply or distribute any service or product;

(xi)       any Contract that obligates Company or any of its Subsidiaries to provide indemnification or guarantee in excess of $250,000;

(xii)      any Contract for the lease of real property; or

(xiii)     any Contract that obligates Company to make any capital commitment or expenditure (including pursuant to any joint venture) in excess of $250,000.

For purposes of this Agreement, the term “Material Contract” shall include any Contracts of the type described in clauses (i) through (xiii).

(b)       Except as disclosed in Section 3.15(b) of the Company Disclosure Letter, Each Material Contract is valid and binding on Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, would not be material.  There is no default under any Material Contract by Company or any of its Subsidiaries or, to the knowledge of Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of Company or any of its Subsidiaries or, to the knowledge of Company, any other party thereto under such Material Contract, except where such default, event or condition would not be material to the Company, taken as a whole, nor has Company or any of its Subsidiaries received any written notice of any such default, event or condition, or of any termination or non-renewal of any Material Contract, except as disclosed in Section 3.15(b) of the Company Disclosure Letter,.  Company has made available to Parent true and complete copies of all written Material Contracts, including any amendments thereto.

Section 3.16           Insurance.  Section 3.16 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of Company or any of its Subsidiaries, or pursuant to which Company or any of its Subsidiaries is a named insured, as well as any historic occurrence-based policies still in force.  With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid and (b) neither Company nor any of its Subsidiaries is in material breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a material breach or default, or would permit termination or modification of, any such policy.  No written notice of cancellation or termination has been received with respect to any such policy.

Section 3.17           Real and Personal Property.

(a)       Company or one of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its material real properties and tangible assets, free and clear of all Liens other than Permitted Liens.

(b)       Each of Company and its Subsidiaries has complied in all material respects with the terms of all leases to which it is a party, and all such leases are in full force and effect.  Except as set forth on Section 3.17 of the Company Disclosure Letter, none of the leased property is subject to any sublease, license or other agreement granting to any Person or entity (other than Company or one of its Subsidiaries) any right to the use, occupancy or enjoyment of the premises or any portion thereof.  Company does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate, and leased property or any portion thereof or interest therein.  Neither Company nor any of its Subsidiaries owns any real estate.

Section 3.18           Intellectual Property.

(a)       Section 3.18(a) of the Company Disclosure Letter sets forth as of the date hereof a true and complete list of all (i) patents and patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) copyright registrations and applications for registration thereof, and (iv) internet domain name registrations, in each case that are owned by Company or any of its Subsidiaries (collectively, “Company Registered IP”).  With respect to each item of Company Registered IP, (i) either Company or one of its Subsidiaries is the sole owner and possesses all right, title, and interest in and to the item, free and clear of any Liens other than Permitted Liens; and (ii) no action, suit, proceeding, hearing, investigation, or claim is pending or, to the knowledge of Company, is threatened against Company or any of its Subsidiaries that challenges the validity, enforceability, registration, ownership or use of the item.

(b)       Except as disclosed in Section 3.18(b) of the Company Disclosure Letter, Company or one of its Subsidiaries owns or has the valid right to use all Intellectual Property necessary for the operation of the business of Company and its Subsidiaries. The execution and delivery by Company of this Agreement do not, and the consummation of the transactions contemplated hereby will not result in the loss, suspension, limitation, termination or other impairment of, or give rise to any right of any person to suspend, limit, terminate, consent to or otherwise impair the continued right of Company or any of its Subsidiaries to own or use or otherwise exercise any other rights that Company or any of its Subsidiaries currently has with respect to, any Intellectual Property material to the business of Company and its Subsidiaries.

(c)       Each of Company and its Subsidiaries has taken commercially reasonable steps in accordance with standard industry practices to maintain, police and protect its rights in its Intellectual Property and to maintain the confidentiality of all information of Company or its Subsidiaries that derives independent economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, including safeguarding any such information that is accessible through computer systems or networks.  Except as disclosed in Section 3.18(c) of the Company Disclosure Letter, all former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of Company and its Subsidiaries (and their predecessors) who have contributed to or participated in the conception or development of any Intellectual Property for Company or any of its Subsidiaries have entered into valid and binding agreements with Company or one of its Subsidiaries that assign to or vest in Company or such Subsidiary all right, title and interest in, to and under such Intellectual Property.  No such Person has asserted, and to the knowledge of Company, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any such Intellectual Property.

(d)       (i) Except as disclosed in Section 3.18(d) of the Company Disclosure Letter, to the knowledge of Company, neither Company nor any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any other Person; (ii) no proceedings are pending, and neither Company nor any of its Subsidiaries has received any written claim, demand, or notice alleging any such infringement, misappropriation, dilution, or other violation; (iii) to the knowledge of Company, no Person has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of Company or any of its Subsidiaries; and (iv) neither Company nor any of its Subsidiaries has made or asserted any claim, demand, or notice alleging any such infringement, misappropriation, dilution, or other violation.

(e)       The IT Assets (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by Company and its Subsidiaries and have not materially malfunctioned or materially failed within the last three (3) years and (ii) are sufficient for the immediate and reasonably foreseeable needs of Company and its Subsidiaries. Company and its Subsidiaries have implemented commercially reasonable measures, consistent with industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption.  Company and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, with respect to the IT Assets, in each case, that is consistent with customary industry practice.

Section 3.19           State Takeover Statutes. Assuming the accuracy of Parent and Merger Sub’s representation in Section 4.11, no “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 3.20           Related Party Transactions.  No present or former director, executive officer, shareholder, partner, member, employee or Affiliate of Company or any of its Subsidiaries, nor any of such Person’s Affiliates or immediate family members (each of the foregoing, a “Related Party”), is a party to any Contract with or binding upon Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned or used by Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months, in each case, that is of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K (an “Affiliate Transaction”) that has not been so disclosed.  Any Affiliate Transaction with respect to Company as of the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to Company or any of its Subsidiaries as would have been obtainable by Company or its applicable Subsidiary in a similar transaction with an unaffiliated third party.

Section 3.21           Certain Payments.  Neither Company nor any of its Subsidiaries (nor, to the knowledge of Company, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 3.22           Customers and Suppliers. Section 3.22 of the Company Disclosure Letter sets forth a list of (a) the twenty (20) largest customers of Company (on  consolidated basis) for the twelve months ended December 31, 2010 and for the six months ended June 30, 2011, and the percentage of total TBCS revenue (with respect to TBCS) and the percentage of total subscribers (with respect to HSMS) attributable to such customer and (b) the ten (10) largest suppliers of Company (on a consolidated basis) for the twelve months ended December 31, 2010 and for the six months ended June 30, 2011 and the percentage of consolidated costs for such ten (10) largest suppliers attributable to such supplier.  To the knowledge of Company, as of the date hereof, neither Company nor any of its Subsidiaries has received any written communication or notice from any of the twenty (20) largest customers of Company (on a consolidated basis) listed, or required to be listed, on Schedule 3.22 for the six months ended June 30, 2011 of (i) its intention to terminate or materially reduce its relationship with Company or any of its Subsidiaries or (ii) any material dispute, claim, or planned Action against Company or any of its Subsidiaries or any officer, director or employee of Company or any of its Subsidiaries.

Section 3.23           Compliance with Health Care Laws.

(a)       Except as disclosed in Section 3.23(a) of the Company Disclosure Letter, Company and its Subsidiaries are, and since January 1, 2008 have been, in material compliance with the Medicare statute (Title XVIII of the Social Security Act), the Medicaid statute (Title XIX of the Social Security Act), the federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), any applicable state fraud and abuse prohibitions, including those that apply to all payors (governmental, commercial insurance and self-payors), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (collectively, “HIPAA”), the exclusion laws (42 U.S.C. § 1320a-7), and any comparable state or local laws, and the regulations promulgated pursuant to such laws, each as amended from time to time, and any other state or federal law, regulation, guidance document, manual provision, program memorandum, opinion letter, or other public issuance which regulates kickbacks, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care services (each, a “Health Care Law”).

(b)       All material reports, documents, claims and notices required to be filed, maintained or furnished to any Governmental Entity by Company and its Subsidiaries have been so filed, maintained or furnished and, to Company’s knowledge, were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(c)       The design, manufacture, testing and distribution of products by or, to Company’s knowledge, on behalf of Company and its Subsidiaries is being, and since January 1, 2008 has been, conducted in compliance in all material respects with all applicable Health Care Laws, including, without limitation, FDA’s current good manufacturing practice regulations at 21 C.F.R. Part 820 for medical device products sold in the United States.

(d)       Except as disclosed in Section 3.23(d) of the Company Disclosure Letter, since January 1, 2008, Company and its Subsidiaries have not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy or regulatory compliance of any product manufactured, distributed or marketed by or on behalf of Company and its Subsidiaries (each, a “Safety Notice”).  Other than with respect to facts and circumstances underlying Safety Notices disclosed in Section 3.23(d) of the Company Disclosure Letter, to Company’s knowledge, as of the date hereof, there are no facts or circumstances which are likely to cause a Safety Notice.  Neither Company nor any of its Subsidiaries has received any notice that the FDA or other Governmental Entity has (i) commenced, or threatened to initiate, any action to withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall of any product or product candidate, (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any product or product candidate or (iii) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any product or product candidate produced at any facility where any product or product candidate is manufactured, tested, processed, packaged or held for sale.

(e)       The Company and its Subsidiaries have not served as a “Sponsor,” as that term is defined in 21 C.F.R. § 812(n), and their respective products or product candidates have not been the subject of, a clinical study subject to applicable Health Care Laws, including, but not limited to, the federal Food, Drug, and Cosmetic Act and its applicable implementing regulations.  The clinical and pre-clinical studies in which Company and its Subsidiaries have provided support services and related activities, were, and if still pending are, being conducted in accordance with standards and procedures mandated by the pharmaceutical companies and clinical research organizations running such studies.  Company and its Subsidiaries have not received any notice, correspondence or other communication from the FDA or any other Governmental Entity since January 1, 2008 requiring the termination or suspension of any such clinical and pre-clinical studies in which Company or any of its Subsidiaries have provided services, as described in the previous sentence.

(f)        Except as disclosed in Section 3.23(f) of the Company Disclosure Letter, since January 1, 2008, neither Company nor any of its Subsidiaries has received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other notices alleging a lack of safety from the FDA or any other Governmental Entity, and there is no action or proceeding pending or, to Company’s knowledge, threatened, by any Governmental Entity contesting the investigational device exemption, premarket clearance or approval of, the uses of, of the labeling or promotion of, or otherwise alleging any violation of law with respect to, any product manufactured, distributed or marketed by or on behalf of the Company.

(g)       Except as disclosed in Section 3.23(g) of the Company Disclosure Letter, Company and its Subsidiaries meet all material requirements of participation, claims submission and payment of Programs and other third party payment programs in which they are participating, whether governmental or commercial, and are a party to valid participation agreements for payment by such Programs and other third party payment programs.  None of Company and its Subsidiaries, or their respective officers, directors, employees, agents and contractors, has been or is currently excluded from participation in any such Program.  “Programs” shall mean the Medicare and Medicaid programs (operating under Titles XVIII and XIX of the Social Security Act) and any other state or federal health care program, as defined in 42 U.S.C. § 1320a-7b(f).

(h)       There are no material Program recoupments or material recoupments of any third-party payor being sought, requested or claimed in excess of $100,000, or to Company’s knowledge, threatened against the Company or its Subsidiaries.  To Company’s knowledge (i) there is no action pending, received or threatened against Company or its Subsidiaries which relates in any way to a violation of any legal requirement pertaining to the Programs or which could result in the imposition of material penalties or the exclusion by Company or its Subsidiaries from participation in any Programs, and (ii) none of Company, its Subsidiaries or any of their respective officers, directors, employees or agents have engaged in any activities which are cause for civil penalties or mandatory or permissive exclusion from any Program.  Neither Company nor any of its Subsidiaries is a party to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements imposed by any Governmental Entity with respect to compliance with any Health Care Law.

(i)        To Company’s knowledge, Company and its Subsidiaries are, and since January 1, 2008 have been, in material compliance with all Business Associate agreements and comparable contracts pertaining to the protection of Protected Health Information, as such terms are defined under HIPAA.  To Company’s knowledge, Company and its Subsidiaries have agreements in place with all affiliates, vendors or other persons whose relationship with Company or its Subsidiaries involves the collection, use, disclosure, storage, or processing of Protected Health Information on behalf of Company or its Subsidiaries, which agreements require such affiliates, vendors or persons to use such Protected Health Information in a manner consistent with Company’s obligations in its Business Associate agreements and in compliance with applicable Health Care Laws.

(j)        Company and its Subsidiaries have reasonable safeguards in place to protect Protected Health Information in their possession or control from unauthorized access by third parties, including their employees and contractors.  Since January 1, 2008, neither Company nor any of its Subsidiaries has experienced a security incident or breach of unsecured Protected Health Information, as those terms are defined in HIPAA, that would require notification to affected individuals, the U.S. Department of Health and Human Services or prominent media outlets under applicable Health Care Laws, nor within such period has the Company or its Subsidiaries received any notice or complaints from any person or Governmental Entity regarding a security breach relating to such information or any material violation of HIPAA.  To Company’s knowledge, since January 1, 2008, no person has made any illegal or unauthorized use of Protected Health Information that was collected by or on behalf of Company or its Subsidiaries and is in the possession or control of Company or its Subsidiaries.

Section 3.24           Brokers.  No broker, investment banker, financial advisor or other Person, other than Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), the fees and expenses of which will be paid by Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or any of its Affiliates.  Company has made available to Parent a true, correct and complete copy of the engagement letter and fee arrangement with Houlihan Lokey.

Section 3.25           Opinion of Financial Advisor.  The Company Board has received the opinion of Houlihan Lokey to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the consideration to be received in the Merger by holders of Shares is fair, from a financial point of view, to such holders.  As promptly as possible after the execution of this Agreement, Company shall make available a true and complete copy of such opinion to Parent (solely for informational purposes).

Section 3.26           No Other Representations and Warranties.

(a)       Except for the representations and warranties made by Company in this Article III, neither Company nor any other Person makes any express or implied representation or warranty with respect to Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their Affiliates or Representatives with respect to any oral or written information furnished or made available to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their negotiation of this Agreement or in the course of the transactions contemplated hereby, except for the representations and warranties made by Company in Article III or by the officers and directors of the Company set forth in the Voting Agreements.

(b)       Notwithstanding anything contained in this Agreement to the contrary, Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making any representations or warranties relating to Parent or Merger Sub whatsoever, express or implied, beyond those expressly given by Parent in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent or Merger Sub furnished or made available to Company or any of its Representatives.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to Company as follows:

Section 4.1             Organization, Standing and Power.

(a)       Each of Parent and Merger Sub (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to have such power and authority or to be so qualified or licensed or in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)       Parent has previously made available to Company true and complete copies of Parent’s memorandum of association (the “Parent Charter”) and articles of association (the “Parent Articles”) as are in full force and effect.  As of the date hereof, Parent is not in violation of any provision of the Parent Charter or Parent Articles.  Parent has heretofore delivered to Company a true and complete copy of Merger Sub’s certificate of incorporation (the “Merger Sub Charter”) and bylaws (the “Merger Sub Bylaws”) as in full force and effect.  As of the date hereof, Merger Sub is not in violation of any provision of the Merger Sub Charter or Merger Sub Bylaws.

Section 4.2             Ownership and Operations of Merger Sub.  Parent beneficially and of record owns, and as of the Effective Time will own, all of the outstanding capital stock of Merger Sub.  Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

Section 4.3             Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the filing of the Certificate of Merger with the Department of State of the State of New York as required by the NYBCL.  This Agreement has been duly executed and delivered by Parent and Merger Sub, and assuming the due authorization, execution and delivery by Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4.4             No Conflict; Consents and Approvals.

(a)        The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien, other than Permitted Liens, in or upon any of the properties, assets or rights of Parent or any of its Subsidiaries under, any provision of (i) the Parent Charter or Parent Articles, (ii) the Merger Sub Charter or Merger Sub Bylaw or (iii)  subject to the governmental filings and other matters referred to in Section 4.3(b), any Law applicable to Parent or its Subsidiaries or by which Parent or its Subsidiaries or any of their respective properties or assets may be bound, except, in the case of clause (iii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)       No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent or the consummation of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the HSR Act and filings or applications that may be required under the Antitrust Laws of any non-U.S. jurisdictions, and (ii) the filing of the Certificate of Merger with the Department of State of the State of New York as required by the NYBCL.

Section 4.5             Certain Information.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or other filing required under the Exchange Act will, at the time it is first mailed to Company’s shareholders, at the time of any amendments or supplements thereto (or filed, with respect to such other required filings) and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6             Litigation.  There is no Action, whether judicial, arbitral, administrative or other, pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub, any of their respective properties or assets, or any present or former officer, director or employee of Parent or Merger Sub in such individual’s capacity as such, other than Actions that, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Neither Parent nor or Merger Sub nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.7             Compliance with Laws.  Parent and its Subsidiaries are and, at all times since January 1, 2008 have been, in compliance with all Laws applicable to their businesses, operations, properties or assets except where such non-compliance which would not have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent and each of its Subsidiaries have in effect all permits, licenses, variances,  clearances, exemptions, registrations, authorizations, operating certificates  or orders,  of all Governmental Entities (collectively, “Parent Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, except where such failure to have in effect would not have, individually or in the aggregate, a Parent Material Adverse Effect, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Parent Permit, except to the extent such violation, default or event, would not reasonably be expected to have a Parent Material Adverse Effect.  No investigation or review by any Governmental Entity with respect to Parent or Merger Sub is pending or threatened and Parent has not received written notice from any Governmental Entity stating an intention of such Governmental Entity to conduct the same.

Section 4.8             Financing.  Assuming the accuracy of the representations and warranties set forth in Section 3.2, at the Closing, Parent and Merger Sub will have available cash, lines of credit or other sources of immediately available funds to pay in cash the Closing Consideration.  Parent and Merger Sub expressly acknowledge and agree that their obligations hereunder, including their obligations to consummate the Merger, are not subject to, or conditioned on, receipt of financing.

Section 4.9             Financial Statements.

(a)       Parent has delivered to Company its audited financial statements consisting of the consolidated balance sheet of Parent and its Subsidiaries as at September 30, 2010 and the related statement of total recognized gains and losses and reconciliation of movements in equity shareholders deficit/funds and consolidated cash flow statement, for the year then ended (the “Parent Financial Statements”).  The Parent Financial Statements have been prepared in accordance with UK Generally Accepted Accounting Practice applied on a consistent basis throughout the periods involved.  The Parent Financial Statements are based on the books and records of the Parent and its Subsidiaries, and fairly present the financial condition of the Parent and its Subsidiaries as of the respective dates they were prepared and the results of the operations of the Parent and its Subsidiaries for the periods indicated.

(b)       Since September 30, 2010 through the date hereof, Parent has not incurred any liabilities which would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.10           Ownership of Company Shares.  Neither Parent nor any of its Subsidiaries, including Merger Sub, is the record or beneficial owner of any shares of capital stock of the Company or is an “interested shareholder” as defined in Section 912 of the NYBCL, other than, in each case,  as a result of the Merger Agreement or the Voting Agreement.

Section 4.11           Brokers.  No broker, investment banker, financial advisor or other Person, other than Jefferies & Company, Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Affiliates.

Section 4.12           No Other Representations and Warranties.

(a)       Except for the representations and warranties made by Parent and Merger Sub in this Article IV, none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty with respect to Parent or Merger Sub or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent and Merger Sub hereby disclaim any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty to the Company, its Subsidiaries or any of their Affiliates or Representatives with respect to any oral or written information furnished or made available to the Company, its Subsidiaries or any of their Affiliates or Representatives in the course of their negotiation of this Agreement or in the course of the transactions contemplated hereby, except for the representations and warranties made by Parent and Merger Sub in Article IV.

(b)       Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that neither Company nor any other Person has made or is making any representations or warranties relating to Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Company in this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Company or its Subsidiaries furnished or made available to Parent, Merger Sub or any of their Representatives.

ARTICLE V.
COVENANTS

Section 5.1             Conduct of Business by Company.  During the period from the date of this Agreement to the Effective Time, except as consented to in advance by Parent in writing (which consent shall not be unreasonably withheld) or as set forth in Section 5.1 of the Company Disclosure Letter, or as is otherwise specifically required or expressly permitted by this Agreement, Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact its business organization, maintain in effect all existing Permits, preserve its assets, rights and properties in good repair and condition and preserve its relationships and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors and others having business dealings with it.  In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Letter, or as is otherwise specifically required or expressly permitted by this Agreement, Company shall not, and shall not permit any of its Subsidiaries, without Parent’s prior written consent (which consent shall not be unreasonably withheld), to:

(a)       (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of Company to its parent, (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests, (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, or (iv) enter into any agreement with respect to the voting of any of its capital stock or other equity interests;

(b)       authorize for issuance, issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of Company on a deferred basis or other rights linked to the value of Shares other than pursuant to Contracts as in effect on the date hereof providing for the issuance of Shares upon the exercise or settlement of Stock Options or Stock Units or Company Warrants outstanding on the date hereof in accordance with their terms as in effect on such date;

(c)       amend, authorize or propose to amend its certificate of incorporation or bylaws (or similar organizational documents);

(d)       directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (ii) any assets that are otherwise material to Company and its Subsidiaries, other than inventory and equipment acquired in the ordinary course of business consistent with past practice and other acquisitions for which the fair market value of the total consideration paid by Company and its Subsidiaries does not exceed $250,000 individually or $500,000 in the aggregate;

(e)       directly or indirectly sell, lease, license, sell and leaseback, abandon, permit to lapse, mortgage or otherwise encumber or subject to any Lien, other than Permitted Liens, or otherwise dispose in whole or in part of any of its properties, assets or rights or any interest therein, except for (1) sales of inventory and equipment in the ordinary course of business consistent with past practice, (2) sales of other assets in the ordinary course of business consistent with past practice for which the book value or sales price, whichever is higher, does not exceed $250,000 individually or $500,000 in the aggregate, (3) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice and non-disclosure agreements that provide for only limited, non-exclusive use rights of Intellectual Property for evaluation purposes only; and (4) adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, restructuring, capitalization or other reorganization;

(f)        (A) incur, create, assume, guarantee or otherwise become liable for, any Indebtedness, other than Indebtedness (to the extent it does not relate to or arise out of Indebtedness for borrowed money) that does not exceed $100,000 in the aggregate, or (B) (i) amend, modify or refinance any Indebtedness or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than Company or any direct or indirect wholly owned Subsidiary of Company (provided, that the foregoing shall not include the extension of trade credit to customers in the ordinary course of business consistent with past practice);

(g)       (i) modify or amend in any material respect, terminate (other than in accordance with its terms), cancel or extend any Material Contract or expressly waive any material benefits under any Material Contract or (ii) enter into any Contract that if in effect on the date hereof would be a Material Contract;

(h)       change in any material respect its financial accounting methods, principles or practices, except insofar as may be required by GAAP or applicable Law;

(i)        settle or compromise any liability for Taxes, amend any Tax Return, make or change any Tax election, file any Tax Return in a manner inconsistent with past practice, adopt or change in any material respect any method of accounting for Tax purposes or surrender any right to claim a Tax refund;

(j)        except as required to comply with any Benefit Plan or Benefit Agreement as in effect on the date of this Agreement or with applicable Law, (i) increase the compensation or benefits of any Participant, (ii) pay to any Participant any compensation or benefit not provided for under any Benefit Plan or Benefit Agreement, other than the payment of base cash compensation in the ordinary course of business consistent with past practice, (iii) grant any severance, change of control, retention, termination or similar compensation or benefits to any Participant, (iv) adopt, establish, enter into, amend, modify or terminate any Benefit Plan, Benefit Agreement or collective bargaining or similar agreement, (v) enter into any trust, annuity or insurance Contract or similar agreement or take any other action to fund or otherwise secure the payment of any compensation or benefit or (vi) take any action to accelerate the time of vesting or payment of any compensation or benefit;

(k)       settle or compromise any litigation, audit, claim or action against Company or any of its Subsidiaries other than settlements or compromises of litigations, audits, claims or actions where the amounts paid in settlement or compromise do not exceed $100,000 individually or $300,000 in the aggregate;

(l)        forgive any loans to employees, officers, directors or any of their Affiliates;

(m)      other than as set forth in the capital budgets set forth in Section 5.1 of the Company Disclosure Letter, make or authorize any capital expenditures; or

(n)       authorize any of, or commit or agree to take any of, the foregoing actions.

Section 5.2             No Solicitation.

(a)       Company shall not, and shall cause its Subsidiaries, and shall cause its and their respective directors, officers and employees not to (and shall use its commercially reasonable efforts to cause its third party Representatives not to and shall not authorize any of its third party Representatives to), directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person other than Parent, Merger Sub or any Representatives of the foregoing Persons any information or data with respect to or for the purpose of facilitating, any Acquisition Proposal, or (iii) enter into any letter of intent, definitive acquisition agreement, agreement in principle, merger agreement, option agreement, joint venture agreement or partnership agreement requiring Company to abandon, terminate or materially breach its obligations hereunder.  Company shall, and shall cause each of its Subsidiaries and its and their Representatives to, (A) immediately cease and cause to be terminated any and all activities, solicitations, encouragement, discussions or negotiations with any Person other than Parent, Merger Sub or any Representatives of the foregoing Persons conducted heretofore with respect to any Acquisition Proposal. Notwithstanding the foregoing, if, at any time following the date of this Agreement and prior to obtaining the Shareholder Approval, (1) Company receives an unsolicited, bona fide written Acquisition Proposal, (2) such Acquisition Proposal was not the result of a material violation of this Section 5.2(a), (3) the Company Board determines in good faith (after consultation with outside counsel and a financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (4) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) (below) would be reasonably likely to constitute a breach of its fiduciary duties under applicable Law, then Company may (and may authorize its Subsidiaries and its and their Representatives to) (x) furnish non-public information with respect to Company and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided, that any non-public information furnished to any Person given such access shall have previously been provided to Parent or shall be provided to Parent prior to, concurrently with or promptly after the time it is provided to such Person (and will use its best efforts to provide within twenty-four (24) hours and in any event will provide within thirty-six (36) hours) and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal (and such Person’s Representatives) regarding such Acquisition Proposal; provided, further, that Company shall promptly provide to Parent (and will use its best efforts to provide within twenty-four (24) hours and in any event will provide within thirty-six (36) hours) (i) an unredacted copy of any Acquisition Proposal made in writing provided to Company, and the identity of the Person making the Acquisition Proposal and (ii) a written summary of the material terms and conditions of any such Acquisition Proposal not made in writing.  Company shall keep Parent informed in all material respects on a reasonably prompt basis with respect to any change to the material terms of any such Acquisition Proposal (and will use its best efforts to inform within twenty-four (24) hours and in any event will inform within thirty-six (36) hours following such change).  So long as the Company and its Representatives have otherwise complied in all material respects with this Section 5.2, none of the foregoing shall prohibit the Company and its Representatives from contacting in writing any persons or group of persons who has made an Acquisition Proposal after the date of this Agreement solely to request the clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal, and any such actions shall not be a breach of this Section 5.2.

(b)       Neither the Company Board nor any committee thereof shall (i)(A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) in any manner adverse to Parent, the Company Recommendation, or (B) adopt, approve or publicly recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal (each such action set forth in this Section 5.2(b)(i) being referred to herein as an “Adverse Recommendation Change”), (ii) cause or permit Company to enter into any letter of intent, definitive acquisition agreement, agreement in principle, merger agreement, option agreement, joint venture agreement or partnership agreement (each, an “Alternative Acquisition Agreement”) providing for any Acquisition Proposal (other than an Acceptable Confidentiality Agreement referred to in Section 5.2(a)).  Notwithstanding the foregoing, at any time prior to obtaining the Shareholder Approval, if Company is in receipt of an unsolicited, bona fide written Acquisition Proposal that the Company Board determines in good faith, after consultation with a financial advisor and outside counsel, is a Superior Proposal, after (in each case) giving effect to all of the adjustments to the terms of this Agreement which are offered by Parent (including pursuant to clause (iii) below) or in the event of an Intervening Event and after consultation with its outside counsel, the Company Board determines in good faith, that failure to take such action would constitute or would be reasonably likely to constitute a breach by the Company Board of its fiduciary duties under applicable Law, then the Company Board may, (x) make an Adverse Recommendation Change or (y) solely with respect to a Superior Proposal, terminate this Agreement pursuant to Section 7.1(d)(ii) and enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless in advance of or concurrently with such termination Company pays the Termination Fee and otherwise complies with the provisions of Section 7.1(d)(ii) and Section 7.3; provided, further, that the Company Board may not effect an Adverse Recommendation Change pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless (A) Company shall not have breached this Section 5.2 in any material respect and (B)

(i)         any such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(ii)        Company has given Parent at least ninety-six (96) hours’ prior written notice of its intention to take such action (which notice shall specify, with respect to a Superior Proposal, the material terms and conditions of any such Superior Proposal including the identity of the party making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the party making such Superior Proposal, or shall, with respect to an Intervening Event, provide a reasonably detailed description of such Intervening Event; and

(iii)       prior to effecting such Adverse Recommendation Change or terminating this Agreement to enter into a Alternative Acquisition Agreement with respect to such Superior Proposal, Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal or as would permit the Company Board not to make an Adverse Recommendation Change in respect of such Intervening Event.

In the event of any material change to the terms of such Superior Proposal, Company shall, in each case, be required to deliver to Parent a new written notice, the notice period shall have recommenced and Company shall be required to comply with its obligations under this Section 5.2 with respect to such new written notice, except that the deadline for such new written notice shall be reduced to seventy-two (72) hours (rather than ninety-six (96) hours referenced in clause (ii) above).

(c)       Nothing contained in this Section 5.2 shall prohibit Company from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or taking and disclosing a position contemplated by Rule 14e-2(a) and 14d-9 under the Exchange Act, in each case after the commencement of a tender offer (within the meaning of Rule 14d-2 under the Exchange Act), or (ii) making any public disclosure if, in the good faith judgment of the Company Board (after consultation with outside counsel), failure to so disclose would be inconsistent with its fiduciary duties under applicable Law or would otherwise violate applicable Law; provided, that in no event shall this Section 5.2(c) affect the obligations of Company specified in Sections 5.2(b) (and for the avoidance of doubt, nothing in this Section 5.2(c) shall affect a determination that an Adverse Recommendation Change has occurred pursuant to Section 5.2(b)); and provided further, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change (including for purposes of Section 7.1(c)(ii)) unless the Company Board in such disclosure or in connection therewith  reaffirms the Company Recommendation.

(d)       For purposes of this Agreement:

(i)         “Acquisition Proposal” means any proposal or offer from any Person or group of Persons (other than Parent and its Affiliates) relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, (A) of assets or businesses of Company and its Subsidiaries that generate more than 20% of the net revenues or net income or that represent more 20% of the total assets (based on fair market value), of Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, (B) more than 20% of any class of capital stock, other equity security or voting power of Company or any resulting parent company of Company or (C) involving businesses of Company or any of its Subsidiaries, individually or taken together, which businesses constitute more than 20% of the net revenues, net income or total assets (based on fair market value) of Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, in each case other than the transactions contemplated by this Agreement with Parent.

(ii)        “Superior Proposal” means any unsolicited, bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that the Company Board determines in good faith (after consultation with outside counsel and a financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal (including financing, timing, shareholder litigation and breakup fee and expense reimbursement provisions) that the Company Board deems relevant in good faith and in accordance with applicable Law and the Person making the proposal, (A) if consummated would be more favorable to the shareholders of Company from a financial point of view than the transactions contemplated by this Agreement (taking into account any proposal by Parent to amend or modify the terms of this Agreement or the CPR Agreement) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

(iii)       “Intervening Event” means a material event, development or change in circumstance that affects the business, assets or operations of the Company and occurs, arises or becomes known to the Company Board following the date of this Agreement and that has not occurred or arisen or is unknown to the Company Board as of the date of this Agreement (and which could not have become known through any further reasonable investigation, discussion, inquiry or negotiation prior to the date of this Agreement);  provided, however, that an Acquisition Proposal or Superior Proposal shall in no event be considered an Intervening Event.

Section 5.3             Proxy Statement; Shareholders’ Meeting.

(a)       As soon as reasonably practicable following the date of this Agreement, Company shall prepare and file with the SEC the Proxy Statement.  Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to Company’s shareholders as promptly as reasonably practicable following clearance by the SEC of the Proxy Statement.  Company will advise Parent, promptly after it receives notice thereof, or any request by the SEC to amend the Proxy Statement or comments on the Proxy Statement or the transactions or documents described therein and responses thereto or requests by the SEC for additional information and Company shall use its reasonable best efforts to respond (with the assistance of Parent) as promptly as practicable to any comments of the SEC with respect thereto.  If prior to the Effective Time any event occurs with respect to Company or any Subsidiary of Company, or any change occurs with respect to information supplied by or on behalf of Company or Parent, respectively, for inclusion in the Proxy Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement, Company or Parent, as applicable, shall promptly notify the other of such event, and Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Company’s shareholders.  Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Company shall provide Parent an opportunity to review and comment on such document or response and shall consider in good faith any comments reasonably proposed by Parent.

(b)       Company shall, as promptly as reasonably practicable after the date hereof, take all action necessary in accordance with New York Law and the Company Charter and the Company Bylaws to (i) duly call, give notice of, convene and (ii) hold a meeting of its shareholders (the “Shareholders Meeting”) as promptly as reasonably practicable following clearance by the SEC of the Proxy Statement for the purpose of obtaining the Shareholder Approval (which Shareholders Meeting may also serve as the Company’s annual meeting of shareholders).  Except in the case of an Adverse Recommendation Change specifically permitted by Section 5.2(b), Company, through the Company Board, shall (x) recommend to Company’s shareholders that they adopt this Agreement, the Merger and the other transactions contemplated hereby (the “Company Recommendation”), (y) include the Company Recommendation in the Proxy Statement and (z) solicit Shareholder Approval.  Without limiting the generality of the foregoing, Company agrees that its obligations pursuant to the first sentence of this Section 5.3(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Company or any other Person of any Acquisition Proposal or the occurrence of any Adverse Recommendation Change; provided, that nothing in this Agreement shall be deemed to  prohibit accurate disclosure in the Proxy Statement or otherwise (and such disclosure shall not be deemed to be an Adverse Recommendation Change) of factual information regarding the business, financial condition or results of operations of Company or the fact that an Acquisition Proposal has been made, the identity of the Person making such proposal or the material terms of such proposal, to the extent the Company Board determines in good faith (after consultation with outside counsel) that such information, facts, identity or terms are required to be disclosed under applicable Law.

Section 5.4             Access to Information; Confidentiality.

(a)       Subject to applicable Law, Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours and upon reasonable prior notice, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, Company shall cause each of its Subsidiaries to, furnish promptly to Parent:  (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal or state securities Laws and which is not generally available on the EDGAR internet database and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request (including all work papers of its auditors and all Tax Returns filed and those in preparation); provided, that neither Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would, in the reasonable judgment of such party, (A) breach any agreement with any third party, (B) constitute a waiver of the attorney-client or other privilege held by such party or (C) otherwise violate any applicable Law.  In the event any of the restrictions in clauses (A) through (C) of the foregoing sentence shall apply, the parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws, including Antitrust Laws.

(b)       All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement between Parent and Company, dated as of January 20, 2011 (the “Confidentiality Agreement”).

(c)       No investigation or information provided, made available or delivered to Parent or Merger Sub or any of their respective Representatives (other than the Company Disclosure Letter) shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.5             Efforts.

(a)       Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including using commercially reasonable efforts to accomplish the following: (i) obtain all consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including under any Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, including filings under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice and that the parties otherwise mutually reasonably agree are appropriate and necessary with the applicable Governmental Entities under any other applicable Antitrust Laws within the time periods specified thereunder (or, if such time period is not specified, within a reasonable time), (iii) resist, contest or defend any Action (including administrative or judicial Actions) challenging the Merger or the completion of the transactions contemplated hereby, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated hereby, including, without limitation, by pursuing all avenues of administrative and judicial appeal, and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement without the prior written consent of the other party.

(b)       Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.  Subject to applicable Law relating to the exchange of information, Parent and Company shall have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Parent or Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.  In exercising the foregoing rights, each of Parent and Company shall act reasonably and as promptly as practicable.  Subject to applicable Law and the instructions of any Governmental Entity, Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances and permitted by the Governmental Entity, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby.  In carrying out their obligations under this Section 5.5, subject to applicable Law, each of the parties shall not submit or otherwise provide any information to such Governmental Entity without first having provided a reasonable opportunity to the other party and its counsel to review and comment upon such information.  Any party may, as it deems advisable and necessary, reasonably designate any sensitive material provided to the other parties under this Section 5.5, or otherwise pursuant to this Agreement, as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to the directors, officers or employees of the recipient, unless express written permission is obtained in advance from the source of the materials.

(c)       Notwithstanding anything in this Section 5.5 to the contrary, neither party shall be obligated or required (and shall not be obligated or required to cause any of its Subsidiaries) to agree to divest, hold separate or otherwise restrict the use or operation of any business or assets of Company or Parent or any of their respective Subsidiaries or agree to any conduct or other remedy, except to the extent any such divestiture, hold separate, restriction or conduct or other remedy would not reasonably be expected to be material to Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries (other than Company and its Subsidiaries), taken as a whole.

(d)       Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Entity) with respect to the Merger, (i) without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), none of Company or any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) neither Parent nor Merger Sub shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

Section 5.6             Takeover Laws.  Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby or the Voting Agreements, each of Company and Parent shall, to the fullest extent permitted by applicable Law, take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby and the Voting Agreements.

Section 5.7             Notification of Certain Matters.

(a)       Company shall promptly notify Parent, and Parent shall promptly notify Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging in writing that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, (b) any Action commenced or, to the knowledge of the Company or Parent, as applicable, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby, or (c) any change, condition or event (i) that renders or would reasonably be expected to render any representation or warranty of such party or any of its Subsidiaries set forth in this Agreement to be untrue or inaccurate to an extent such that the condition set forth in Section 6.2(a), as to Company, or Section 6.3(a), as to Parent, would not be satisfied if the Closing were to then occur or (ii) that results or would reasonably be expected to result in any failure of such party or any of its Subsidiaries to comply with or satisfy in any material respect any covenant, condition or agreement (including any condition set forth in Article VI) to be complied with or satisfied by such party or any of its Subsidiaries to an extent such that the condition set forth in Section 6.2(b), as to Company, or Section 6.3(b), as to Parent, would not be satisfied if the Closing were to then occur; provided, that no such notification, nor any failure to make such notification, shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.8             Indemnification, Exculpation and Insurance.

(a)       Parent and the Surviving Corporation agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organizational documents or in any agreement to which the Company or any of its Subsidiaries is a party, shall survive the Merger and shall continue in full force and effect. For a period of six years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect and honor the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiary’s certificate of incorporation and by-laws or similar organizational documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b)       For a period of six years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain in effect Company’s current directors’ and officers’ liability insurance covering each Person currently covered by Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent) for acts or omissions occurring prior to the Effective Time; provided, that (i) Parent or the Surviving Corporation may substitute therefor “tail” policies of an insurance company with the same or better rating as Company’s current insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than Company’s existing policies as of the date hereof or (ii) Parent may request that Company obtain such extended reporting period coverage under Company’s existing insurance programs (to be effective as of the Effective Time); and provided, further, that in no event shall Parent or the Surviving Corporation be required to pay aggregate premiums for insurance under this Section 5.8(c) in excess of 300% of the current annual premium paid by the Company for its existing coverage (which current annual premium is hereby represented and warranted by Company to be as set forth in Section 5.8(b) of the Company Disclosure Letter), it being understood that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

(c)       The Surviving Corporation and Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any indemnified party in enforcing the indemnity and other obligations provided in this Section 5.8 as such fees are incurred upon the written request of any indemnified party.

(d)       The rights of each indemnified party hereunder shall be in addition to, and not in limitation of, any other rights such indemnified party may have under the certificate of incorporation or by-laws or other organization documents of Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the NYBCL or otherwise.

(e)       In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations of such party set forth in this Section 5.8.

(f)        This Section 5.8 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, each indemnified party and their respective heirs and legal representatives.

Section 5.9             Employees.

(a)       During the one-year period commencing at the Effective Time, Parent shall provide or shall cause the Surviving Corporation to provide to employees of the Company or any of its Subsidiaries who continue in employment with the Surviving Corporation following the Effective Time (“Company Employees”) compensation and benefits that are at least substantially comparable in the aggregate to the compensation and benefits provided to the Company Employees immediately prior to the Effective Time; provided that no equity-based or change-of-control or other special or non-recurring compensation or benefits provided to the Company Employees immediately prior to the Effective Time shall be taken into account in determining whether compensation and benefits are substantially comparable in the aggregate.

(b)       For purposes of eligibility and vesting under any benefit plans of Parent and its affiliates (other than the Surviving Corporation and its Subsidiaries) providing benefits to any Company Employees after the Closing (the “New Plans”), and for purposes of accrual of vacation and other paid time off and severance benefits under the New Plans, each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries (and any additional service with any predecessor employer) before the Closing, to the same extent as such Company Employee was entitled, immediately before the Closing, to credit for such service under any similar Benefit Plan, except to the extent that such crediting would result in duplication of benefits for the same period of service.  In addition, Parent shall use commercially reasonable efforts to provide that (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any New Plan to the extent coverage under such New Plan replaces coverage under a comparable Benefit Plan in which such Company Employee participated immediately before the replacement; (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan shall be waived for such employee and his or her covered dependents to the extent such exclusions or requirements were satisfied or waived under the comparable Benefit Plan immediately prior to the Closing; and (iii) any eligible expenses incurred by any Company Employee and his or her covered dependents under any Benefit Plan during the portion of the plan year of such Benefit Plan ending on the date such employee’s participation in the corresponding New Plan begins shall be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)       Nothing in this Agreement shall restrict the right of Parent or any of its affiliates (including the Surviving Corporation and its Subsidiaries) to terminate the employment of any employee after the Closing Date.  The provisions of this Section 5.9 are solely for the benefit of the parties to this Agreement, and no employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof shall be regarded for any purpose as a third party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any employee benefit plan for any purpose.  In addition, nothing in this Agreement shall be construed to create any right to any particular term or condition of employment or limit the right of Parent or any of its affiliates (including the Surviving Corporation) to amend or terminate any employee benefit plan in accordance with the terms thereof.

Section 5.10           Public Announcements.  Parent and Company shall (i) to the extent reasonably practical consult with one another before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby; provided, that, with respect to any press release or public statement marked “urgent” and relating to any action taken by Company or the Company Board pursuant to, and in accordance with, Section 5.2 and 5.3, Parent shall provide any comments it may have thereon as promptly as practicable and, in all events, only comments received by Company within twenty-four hours of transmission of such press release or other public statement to Parent and its counsel shall be considered by Company, and (ii) except with respect to any action taken by Company or the Company Board pursuant to, and in accordance with, Section 5.2 or 5.3, Parent and Company shall not, without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, issue any such press release or make any public announcement, except, in the case of subclause (ii) of this Section 5.10, as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Section 5.11           No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Company or its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.12           Resignation of Company’s Directors.  If so requested by Parent, Company shall use its reasonable best efforts to deliver to Parent, at or prior to the Closing Date, the resignations effective as of the Closing, in form and substance reasonably satisfactory to Parent, of each director of the Company and its Subsidiaries.

Section 5.13           Shareholder Litigation.  In the event that any shareholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the knowledge of Company, threatened in writing and delivered to Company, against Company and/or the members of the Company Board prior to the Effective Time, Company shall promptly notify Parent of any such shareholder litigation brought, or, to the knowledge of Company, threatened in writing and delivered to the Company, against Company and/or members of the Company Board and shall keep Parent reasonably informed with respect to the status thereof.  Company shall reasonably consult with Parent with respect to the defense or settlement of any shareholder litigation against Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Section 5.14           Rule 16b-3.  Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof,  shall take all actions necessary in order to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15           Financial Cooperation.  Prior to the Closing, Company shall, and shall cause its Subsidiaries to, provide, and shall use its commercially reasonable efforts to cause the officers, employees, representatives and advisors, including legal and accounting advisors, of Company and its Subsidiaries to provide, cooperation in connection with the arrangement of any financing that Parent or Merger Sub may undertake in connection with the Merger or the other transactions contemplated by this Agreement (the “Financing”) as may reasonably be requested by Parent and that is reasonably necessary or required in connection with Parent’s efforts to obtain the Financing, including (i) using commercially reasonable efforts to cause participation in meetings and due diligence sessions with Parent’s financing sources by representatives of Company and its Subsidiaries with appropriate seniority and expertise on reasonable advance notice to the extent practicable, (ii) using commercially reasonable efforts to furnish Parent and its financing sources with pertinent information regarding Company and its Subsidiaries as is reasonably necessary or required in connection with the Financing and any security required therefor (including using commercially reasonable efforts to furnish all audited financial statements, all unaudited financial statements and all appropriate pro-forma financial statements prepared in accordance with, or reconciled to, GAAP and prepared in accordance with Regulation S-X under the Securities Act that may otherwise be available and have been prepared), (iii) using commercially reasonable efforts to assist Parent and its financing sources in the preparation of (A) a customary offering document for any of the Financing and (B) customary materials for rating agency presentations, (iv) using commercially reasonable efforts to cooperate with the marketing efforts for the Financing, (v) using commercially reasonable efforts to cooperate in satisfying the conditions precedent set forth in any commitments or any definitive document relating to the Financing (to the extent the satisfaction of such condition requires the cooperation of, and is within the control of, Company), including, but not limited to, using commercially reasonable efforts to reasonably facilitate the pledging of collateral (including customary obtaining payoff letters, releases, terminations, waivers, consents, estoppels and approvals as may be required and reasonably requested in connection therewith), (vi) promptly providing monthly financial statements (excluding footnotes) to the extent available and prepared by Company in the ordinary course of business consistent with past practice, (vii) executing and delivering, or using commercially reasonable efforts to obtain from its advisors, as the case may be, customary certificates, legal opinions or other documents and instruments relating to guarantees and other matters ancillary to the Financing as may be reasonably requested by Parent and as is reasonably necessary, customary or advisable in connection with the Financing,  and (viii) using commercially reasonable efforts to issue customary representation letters to Company’s and its Subsidiaries’ independent auditors and using commercially reasonable efforts to have Company and its Subsidiaries’ independent accountants provide their reasonable cooperation and assistance, including, but not limited to, using commercially reasonable efforts to obtain comfort letters from Company’s and its Subsidiaries’ independent accountants and consents to the use of such accountants’ audit reports relating to Company and its Subsidiaries; provided that neither Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Closing; provided further that the effectiveness of any documentation executed by Company or any of its Subsidiaries shall be subject to the consummation of the Closing.  The cooperation and actions otherwise required by this Section 5.15 shall not be required to be taken if any such cooperation or act (x) causes any representations or warranties of Company in this Agreement to be breached, (y) otherwise causes a breach of this Agreement or (z) would cause Company any material disruption in its business.  The reasonable out-of-pocket cost and expense of such cooperation and actions under this Section 5.15 shall be borne by Parent.  Notwithstanding anything to the contrary contained in this Agreement, Company shall not be deemed to be in breach of the covenant set forth in this Section 5.15 so long as it has acted in good faith to comply with the cooperation and assistance set forth herein.  Company may provide Parent with a written notice indicating that it has complied with the covenant set forth in this Section 5.15 (other than those items that are not capable of being satisfied prior to Closing) which shall be deemed accepted by Parent unless Parent shall object to such determination in writing within five (5) Business Days from receipt of such notice which objection shall specifically identify the area or areas where it believes that Company has not satisfied its obligations under this Section 5.15 (other than those items that are not capable of being satisfied prior to Closing).   All material non-public information regarding Company and its Subsidiaries provided to Parent, Merger Sub, and their respective representatives pursuant to Section 5.15 shall be kept confidential by them in accordance with the Confidentiality Agreement.  Company hereby consents to the use of all of its and its Subsidiaries’ names and logos in connection with the financing; provided that such names and logos are used solely in a manner that is not intended to nor is reasonably likely to harm or disparage Company or any of its Subsidiaries, the reputation or goodwill of Company or any of its Subsidiaries or any of their assets, including their logos and marks.

Section 5.16           Company Credit Agreement.  Company shall, except to the extent JPMorgan Chase Bank, N.A. provides its consent three weeks prior to the Closing to the continuation of the Company Credit Agreement after the Closing, such consent to be provided no later, deliver, or cause to be delivered, an executed copy of a release and payoff letter from JPMorgan Chase Bank, N.A. as of the Closing Date and any necessary UCC authorizations or releases as may be reasonably required to evidence the satisfaction and payment of all Indebtedness of Company and its Subsidiaries pursuant to the Company Credit Agreement and the release of all Liens related to such Company Credit Agreement.

Section 5.17           Internet Domain Names.  Company shall have each of the internet domain names set forth on Schedule 3.18(a) of the Company Disclosure Letter registered in the name of Company or one of its Subsidiaries, as appropriate, on or prior to the Closing.

ARTICLE VI.
CONDITIONS PRECEDENT

Section 6.1             Conditions to Each Party’s Obligation to Effect the Merger.  The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)       Shareholder Approval.  The Shareholder Approval shall have been obtained in accordance with applicable Law.

(b)       Antitrust Authorizations.  Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any timing agreement with any Governmental Entity  applicable to the Merger shall have expired or been terminated without any limitation, restriction or condition.

(c)       No Injunction or Statute.  No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree or other legal restraint or prohibition issued by any Governmental Entity prohibiting consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect at the Effective Time, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, at the Effective Time, prohibits or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement; provided, that, the parties shall use commercially reasonable efforts to contest, appeal and/or remove any such prohibition on the consummation of the Merger or the other transactions contemplated by this Agreement. For the avoidance of doubt, assuming the accuracy and completeness of the representations and warranties in Sections 3.5 and 3.23, this Section 6.1(c) is not intended to apply to the requirement of Company to obtain certain new provider agreements post Closing as described in Section 3.5(b) of the Company Disclosure Letter.

Section 6.2             Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent and Merger Sub, at or prior to the Effective Time of the following conditions:

(a)       Representations and Warranties.  (i) Each of the representations and warranties of Company set forth in Section 3.2, Section 3.4, Section 3.5(a)(i), Section 3.8(b),  Section 3.19, and Section 3.24 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (ii) each of the remaining representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).  Solely for the purposes of clause (i) above, if one or more inaccuracies in Section 3.2 would cause the aggregate amount required to be paid by Parent or Merger Sub to effectuate the Merger, indirectly acquire all of the outstanding equity interests in Company’s Subsidiaries, and consummate the related transactions to be consummated on the Closing Date and pay all fees and expenses in connection therewith, including pursuant to Article II, to increase by more than a de minimus amount, such inaccuracy or inaccuracies will be considered material for purposes of clause (i) of this Section 6.2(a).

(b)       Performance of Obligations of Company.  Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)        Absence of Material Adverse Effect.  Since the date of this Agreement there shall not have occurred any Company Material Adverse Effect.

(d)        Officers’ Certificate.  Parent shall have received a certificate signed by an executive officer of Company certifying as to the matters set forth in Sections 6.2(a), 6.2(b) and 6.2(c).

(e)        FIRPTA Affidavit.  Company shall have delivered to Parent (i) an executed affidavit dated as of the Closing Date, in accordance with Treasury Regulation Section 1.897-2(h), certifying that an interest in Company is not a U.S. real property interest within the meaning of Section 897(c), and (ii) evidence that notice has been provided to the Internal Revenue Service in accordance with Treasury Regulation Section 1.897-2(h)(2), in each case in form and substance reasonably acceptable to Parent.

Section 6.3             Conditions to the Obligations of Company.  The obligation of Company to effect the Merger is also subject to the satisfaction, or waiver by Company, at or prior to the Effective Time of the following conditions:

(a)        Representations and Warranties.  Each of the representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Parent Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b)       Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c)       Officers’ Certificate.  Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

ARTICLE VII.
TERMINATION, AMENDMENT AND WAIVER

Section 7.1             Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of Company (except as otherwise specified in this Section 7.1), with any termination by Parent also being an effective termination by Merger Sub:

(a)       by mutual written consent of Parent and Company; or

(b)       by either Parent or Company:

(i)         if the Merger shall not have been consummated on or before the date which is six (6) months after the date of this Agreement (the “Outside Date”); provided, that, neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date; or

(ii)        if any court of competent jurisdiction shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its commercially reasonable efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.5; or

(iii)       if the Shareholder Approval shall not have been obtained at the Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; provided, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Shareholder Approval having been obtained; or

(c)       by Parent:

(i)         if Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur (A) would result in the failure of any of the conditions set forth in Section 6.1 or 6.2 (a “Company Terminating Breach”) and (B) cannot be or has not been cured or has not been waived by the earlier of (1) the Outside Date and (2) thirty (30) days after the giving of written notice to Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if a Parent Terminating Breach shall have occurred and be continuing; or

(ii)        at any time prior to obtaining the Shareholder Approval (in the case of (A) and (B) only), if Company or the Company Board (or any committee thereof) shall (A) at any time prior to obtaining the Shareholder Approval, have effected an Adverse Recommendation Change, (B) at any time prior to obtaining the Shareholder Approval, approve, adopt, publicly endorse or recommend an Acquisition Proposal, or cause or permit Company or any of its Subsidiaries to enter into, an Alternative Acquisition Agreement for an Acquisition Proposal (other than an Acceptable Confidentiality Agreement), or (C) have materially breached its obligations under Section 5.2 in any material respect adverse to Parent; or

(d)       by Company:

(i)         if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur (A) would result in the failure of any of the conditions set forth in Section 6.1 or 6.3 (a “Parent Terminating Breach”) and (B) cannot be or has not been cured or has not been waived by the earlier of (1) the Outside Date and (2) thirty (30) days after the giving of written notice to Parent of such breach or failure; provided, that Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if a Company Terminating Breach shall have occurred and be continuing; or

(ii)        at any time prior to obtaining the Shareholder Approval, if (A) subject to complying in all material respects the with terms and conditions of Section 5.2, the Company Board authorizes Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (B) Company pays the Termination Fee due under Section 7.3 and (C) concurrently with the termination of this Agreement, Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal.

Section 7.2             Effect of Termination.  In the event of termination of the Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or Company, except that (i) the Confidentiality Agreement, this Section 7.2, Section 7.3 (Fees and Expenses) and Article VIII (General Provisions) of this Agreement shall survive the termination hereof and (ii) the termination of this Agreement shall not relieve any of the parties from liability arising out of or resulting from fraud or any willful or intentional breach of any representation, warranty or covenant contained in this Agreement occurring prior to termination.

Section 7.3             Fees and Expenses.

(a)        Except as otherwise provided in Section 5.15 and this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)       In the event that:

(i)         (A) (x) this Agreement is terminated by Parent pursuant to Section 7.1(c)(i), and prior to the breach giving rise to such right of termination, an Acquisition Proposal has been announced, disclosed or otherwise communicated to the Company Board and such Acquisition Proposal has not been publicly withdrawn at least five (5) Business Days prior to the Shareholder Meeting or (y) this Agreement is terminated by Company or Parent pursuant to Section 7.1(b)(iii), and prior to the Shareholder Meeting, an Acquisition Proposal has been announced, disclosed or otherwise communicated and not been publicly withdrawn at least five (5) Business Days prior to the Shareholder Meeting and (B) within 12 months after the date of such termination, Company enters into a definitive agreement in respect of or consummating any Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%); or

(ii)        this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii); or

(iii)       this Agreement is terminated by Company pursuant to Section 7.1(d)(ii);

then, in any such event, Company shall pay to Parent a termination fee of $3,500,000 (the “Termination Fee”), it being understood that in no event shall Company be required to pay the Termination Fee on more than one occasion. Payment of the Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Parent (1) at the time of execution of the definitive agreement or consummation of any transaction, as applicable, contemplated by an Acquisition Proposal, in the case of a Termination Fee payable pursuant to Section 7.3(b)(i), (2) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Termination Fee payable pursuant to Section 7.3(b)(ii), and (3) at the time of termination, in the case of a Termination Fee payable pursuant to Section 7.3(b)(iii).

(c)       In the event that this Agreement is terminated by Company or Parent pursuant to Section 7.1(b)(iii), then Company shall pay to Parent an amount equal to the sum of Parent’s and Merger Sub’s reasonably documented Expenses (not to exceed $500,000) by wire transfer of same day funds, within two (2) Business Days of such termination; provided, however that the payment by Company of such Expenses pursuant to this Section 7.3(c) shall be credited against any obligation of Company to pay the Termination Fee pursuant to Section 7.3(b)(i).

(d)       Each of Company and Parent acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement.  If Company fails promptly to pay any amounts due pursuant to Section 7.3(b) and Section 7.3(c), and, in order to obtain such payment, Parent commences a suit that results in a judgment against Company for the amounts set forth in Section 7.3(b) and 7.3(c), Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 7.3(b) and Section 7.3(c) from the date of termination of this Agreement at a rate per annum equal to the prime rate of Citibank, N.A. in effect on the date such payment was required to be made (the “Prime Rate”).  Each of Parent and Merger Sub acknowledges and agrees that in the event that the amount payable pursuant to Section 7.3(b) or Section 7.3(c), as applicable, becomes payable pursuant to this Agreement, the right of Parent to receive such amount will constitute each of Parent's and Merger Sub's sole and exclusive remedy for any termination of this Agreement regardless of the circumstances giving rise to such termination, subject to Section 7.2.  Notwithstanding the foregoing, the parties acknowledge and agree that payment by Company of Expenses pursuant to Section 7.3(c) shall not impair Company’s obligation to pay the Termination Fee pursuant to Section 7.3(b)(i), subject to crediting of such payment of Expenses as set forth in Section 7.3(c).

Section 7.4             Amendment or Supplement.  This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective boards of directors at any time prior to the Effective Time, whether before or after the Shareholder Approval has been obtained; provided, that after the Shareholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the shareholders of Company without such further approval or adoption.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5             Extension of Time; Waiver.  At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective boards of directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto, or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, that after the Shareholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the Shareholders of Company without such further approval or adoption.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII.

GENERAL PROVISIONS

Section 8.1             Nonsurvival of Representations and Warranties.  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2             Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, (c) on the date delivered if sent by email, upon confirmation of receipt by email or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)        if to Parent, Merger Sub or the Surviving Corporation to:

c/o Tunstall Healthcare Group Ltd
Whitley Lodge, Whitley Bridge
Yorkshire, DN14 OHR, UK
Attention:  Gil Talbot Baldwin
Email: gil.baldwin@tunstall.co.uk
Facsimile:  44-1977-661-234
with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention: David S. Allinson
Email: david.allinson@lw.com
Facsimile:  (212) 751-4864

if to Company, to:

American Medical Alert Corp.
36-36 33rd Street, Suite 103
Long Island City, NY 11106
Attention: Jack Rhian
Email: jack.rhian@amac.com
Facsimile:  (516) 394-2701
with a copy (which shall not constitute notice) to:

Moses & Singer LLP
The Chrysler Building
405 Lexington Avenue
New York, NY 10174
Attention:  Allan Grauberd
Email: agrauberd@mosessinger.com
Facsimile:  (917) 206-4381

Section 8.3             Certain Definitions.  For purposes of this Agreement:

(a)       “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable to Company than those contained in the Confidentiality Agreement; provided, however that an Acceptable Confidentiality Agreement shall not include any agreement which prohibits Company from providing to Parent any information required to be made available to Parent by Company or the Company Board pursuant to Section 5.2 but need not contain a “standstill” or similar provision that prohibits the third party recipient of such information from making any Acquisition Proposal.

(b)       “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(c)       “Antitrust Laws” means the HSR Act and any other applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any other country or jurisdiction, to the extent applicable to the Merger and the other transactions contemplated by this Agreement.

(d)       “Benefit Agreement” means each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other Contract between the Company or any of its Subsidiaries, on the one hand, and any Participant, on the other hand.

(e)       “Benefit Plan” means each (a) pension plan (as defined in Section 3(2) of ERISA, but whether or not subject to ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (b) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (c) severance, change in control, retention or termination plan, program, policy or arrangement or (d) other compensation or benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any of its Subsidiaries or any Commonly Controlled Entity for the benefit of any Participant.

(f)        “Black-Scholes Value” means the value of the applicable Company Warrant based on the Black and Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined on the applicable date and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Company Warrant as of the applicable date of determination, (ii) an expected volatility equal to the 24 month volatility obtained from the “HVT” function on Bloomberg as of the applicable date of determination, and (iii) the underlying price per share used in such calculation shall be the lesser of (x) sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in connection with the applicable Warrant Fundamental Transaction (as defined below) and (y) the volume weighted average price per share of Company’s common stock in the ten trading days preceding the closing date of the Warrant Fundamental Transaction. A “Warrant Fundamental Transaction” shall mean (i) any consolidation, merger, exchange of shares or other business combination  involving Company pursuant to which the holders of the Company’s common stock, prior to the transaction, own less than fifty percent (50%) of the outstanding voting securities of the Company (or the surviving or continuing entity, as applicable) and the parent corporation, if any, of such entity, after the transaction or (ii) the sale of all or substantially all of the assets of the Company.

(g)       “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by Law or executive order to be closed.

(h)       “Code” means the Internal Revenue Code of 1986, as amended.

(i)         “Commonly Controlled Entity” means any Person or entity that, together with the Company, is treated as a single employer under Section 414 of the Code.

(j)         “Company Credit Agreement” means that certain Credit Agreement dated May 20, 2002, between Company and JP Morgan Chase Bank, N.A., as successor to The Bank of New York; as amended by Amendment No. 1 to Credit Agreement, dated August 2005, Amendment No. 2 to Credit Agreement, dated March 28, 2005, Amendment No. 3 to Credit Agreement, dated September 27, 2005, Amendment No. 4 to the Credit Agreement, dated December 9, 2005, Amendment No. 5 to the Credit Agreement, dated March 16, 2006, Amendment No. 6 to Credit Agreement, dated June 30, 2006, Amendment No. 7 to Credit Agreement, dated August 14, 2006, Amendment No. 8 to Credit Agreement, dated December 22, 2006, Amendment No. 9 to Credit Agreement, dated April 30, 2007, Amendment #10 to Credit Agreement, dated November 9, 2007, Amendment No. 11 to Credit Agreement, dated March 27, 2008, Amendment No. 12 to Credit Agreement, dated August 13, 2009, Amendment No. 13 to Credit Agreement; dated May 12, 2010, Amendment No. 14 to Credit Agreement, dated June 29, 2010, and Amendment No. 15 to Credit Agreement, dated January 7, 2011.

(k)       “Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, (A) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Company and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of Company to consummate, or prevents or materially delays the consummation of the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so; provided, that a Material Adverse Effect shall not include any event, change, occurrence, effect or state of facts (1) generally affecting the economy or the financial or securities markets, whether outside or in the United States, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general, (2) resulting from or arising out of any changes or developments in national, regional, state or local markets for remote patient monitoring technologies and/or the provision of emergency response or call center solutions primarily to the healthcare community, (3) reflecting or resulting from changes in Law or GAAP or accounting standards or interpretations thereof, after the date hereof, (4) resulting from or arising out of the announcement of this Agreement or the announcement of the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with its employees, customers, suppliers, distributors or marketing channels, and including any lawsuit, action or other proceeding with respect to the Merger or any of the other transactions contemplated by this Agreement), (5) any actions taken in compliance with the terms of, or the taking of any action required by this Agreement or the failure to take any action prohibited by this Agreement, (6) any outbreak or escalation of hostilities or declarations of war or terrorism, or (7) any changes in the share price or trading volume of the Shares, or the failure of the Company to meet projections or forecasts (it being understood and agreed that this exclusion shall not preclude the consideration of any facts and events that independent of such events may constitute a Company Material Adverse Effect, including the underlying causes of such decline in price or such failure to meet projections or forecasts); except, in each case with respect to clauses (1), (2), (3) and (6), to the extent that such event, change, occurrence, effect or state of facts is materially and disproportionately adverse to Company and its Subsidiaries, taken as a whole, when compared to other similarly situated companies operating in the geographies and industry or industries in which Company and its Subsidiaries operate.

(l)        “Contract” means loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, Permit, concession or franchise, whether oral or written (including all amendments to any of the forgoing).

(m)      “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(n)       “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

(o)       “Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(p)       “Governmental Entity” means any federal, state, local, foreign or supra-national government or subdivision thereof or any other governmental, administrative, judicial, tribunal, arbitral, legislative, executive, regulatory or self-regulatory authority, department, ministry, instrumentality, agency, court, commission or body.

(q)       “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

(r)        “Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) all obligations evidenced by notes, bonds, debentures or similar contracts or agreements, (iii) all obligations in respect of the deferred purchase price of goods or services to the extent such obligations exceed the unpaid balance of the purchase price therefor (it being agreed that vendor financing in connection with the purchase of goods or services which does not exceed the unpaid balance of the purchase price of such goods or services shall not constitute Indebtedness), (iv) any capital lease obligations, (v) interest rate or currency obligations, including swaps, hedges or similar arrangements, (vi) obligations evidenced by letters of credit or (vii) any guarantee or any such indebtedness of any other Person.

(s)        “Intellectual Property” means all domestic and foreign intellectual property and proprietary rights including:  (i) all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures; (ii) all trademarks, service marks, trade dress, logos, slogans, brand names, trade names, internet domain names and corporate names (whether or not registered), and all applications and registrations in connection therewith; (iii) all works of authorship (including software), and all copyrights (whether or not published), and all applications and registrations in connection therewith; and (iv) all trade secrets, confidential business information and other proprietary information (including know-how, ideas, research and development information, processes and techniques, data, designs, drawings, specifications, research records, financial, marketing and business data, customer and supplier lists and information, pricing and cost information, business and marketing plans and proposals).

(t)        “IRS” means the Internal Revenue Service.

(u)       “IT Assets” means computers, computer software, code, firmware, servers, work-stations, routers, hubs, switches, circuits, networks, data communications lines, and all other information technology infrastructure and equipment of Company and its Subsidiaries.

(v)       “knowledge” of any party means (i) with respect to Company, the actual knowledge of Jack Rhian, Frederic Siegel, Richard Rallo and Randi Baldwin of Company, and (ii) with respect to Parent, the actual knowledge of Gil Baldwin and Kevin Dyson.

(w)      “Law” means any federal, state, local or foreign law, statute, ordinance, rule, code, regulation, order, judgment, writ, injunction, decree, arbitration award, agency requirement, license or permit or other legally enforceable requirement issued, enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.

(x)       “Nasdaq” means Nasdaq Capital Market.

(y)       “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, (A) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Parent, or (B) materially impairs the ability of Parent to consummate, or prevents or materially delays the consummation of the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so; provided, that a Parent Material Adverse Effect shall not include any event, change, occurrence, effect or state of facts (1) generally affecting the economy or the financial or securities markets, whether outside or in the United States, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general, (2) resulting from or arising out of any changes or developments in national, regional, state or local markets for telehealthcare solutions, (3) reflecting or resulting from changes in Law or UK GAAP, IFRS or accounting standards or interpretations thereof, after the date hereof, (4) resulting from or arising out of the announcement of this Agreement or the transactions contemplated hereby, or (5) any outbreak or escalation of hostilities or declarations of war or terrorism; except, in each case with respect to clauses (1), (2), (3) and (5), to the extent that such event, change, occurrence, effect or state of facts is materially and disproportionately adverse to Parent and its Subsidiaries, taken as a whole, when compared to other Persons operating in the geographies and industries in which Parent and its Subsidiaries operate.

(z)        “Parent Party”  means, collectively, Parent, Merger Sub, equity funding sources and any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, shareholders, affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, shareholder, affiliate or assignee of any of the foregoing.

(aa)      “Participant” means each current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries.

(bb)      “Permitted Liens” means (i) Liens for current Taxes and assessments (A) not yet due or (B) the amount or validity of which is being contested in good faith by appropriate proceedings and which are adequately reserved in accordance with GAAP in the most recent Company SEC Documents, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of Company or such Subsidiary consistent with past practice, (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of Company and its Subsidiaries as currently conducted, or (iv) restrictions on transfers under applicable securities Laws.

(cc)       “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(dd)       “Representatives” means, with respect to any Person, any director, officer, employee, investment banker, financial advisor, financing source, attorney, accountant or other advisor, agent or representative of such Person.

(ee)       “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

(ff)         “SEC” means the Securities and Exchange Commission.

(gg)       “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(hh)       “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

(ii)          “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms, claims for refund and information returns relating to Taxes that are filed with or provided to or required to be filed with or provided to any Government Entity or any other Person and including any attachment thereto or amendment thereof

(jj)         “Taxes” means (x) all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, escheat, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, related liabilities, fines or additions to tax that may become payable in respect thereof and (y) any liability for amounts described in clause (x) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.

Section 8.4             Interpretation.  When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  Where a reference in this Agreement is made to any agreement (including this Agreement), Contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, Contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or Contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder.  All references to “dollars” or “$” in this Agreement are to United States dollars.

Section 8.5             Entire Agreement.  This Agreement (including the Exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6             No Third Party Beneficiaries.

(a)           Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. There are no third party beneficiaries of this Agreement, except as otherwise expressly set forth in Section 8.6(b).

(b)           Notwithstanding the foregoing clause, following the Effective Time (but not unless and until the Effective Time occurs) (i) the provisions of Section 5.8 shall be enforceable by each indemnified party described therein and such indemnified party described therein shall be a third party beneficiary of Section 5.8 of this Agreement, and (ii) holders of Shares will have the right to pursue claims for damages and other relief (including equitable relief) for any breach of Article II by Parent or Merger Sub after the Effective Time.

Section 8.7             Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York.

Section 8.8             Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the United States District Court located in the Borough of Manhattan (unless the United States District Court located in the Borough of Manhattan shall decline to accept jurisdiction over a particular matter, in which case, in any state court of the State of New York within the Borough of Manhattan in the City of New York), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9             Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent and Merger Sub may assign Merger Sub’s rights and obligations under this Agreement to a controlled Affiliate of Parent by written notice to Company at any time whether before or after the Closing and Parent may assign its rights and obligations under this Agreement after the Closing.  No assignment by any party shall relieve such party of any of its obligations hereunder.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10           Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court located in the Borough of Manhattan (unless the United States District Court located in the Borough of Manhattan shall decline to accept jurisdiction over a particular matter, in which case, in any state court of the State of New York within the Borough of Manhattan in the City of New York), this being in addition to any other remedy (including the right of any party to terminate this Agreement pursuant to Section 7.1 and receive the amounts set forth in Section 7.3, as applicable) to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.11           Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.12           Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.13           Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.14           Facsimile Signature.  This Agreement may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes.

Section 8.15           No Presumption Against Drafting Party.  Each of Parent, Company and Merger Sub acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.16           No Personal Liability of Directors, Officers, Owners Etc.

(a)       Without limiting the rights of Parent or it Affiliates under this Article VIII, Parent and Merger Sub acknowledge and agree that each of them has no right of recovery against, and no personal liability shall attach to, in each case with respect to damages of Parent or its Affiliates, any of the former, current or future directors, officers, employees, agents, shareholders, affiliates or assignees of Company (other than Company to the extent provided in this Agreement), through Company or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Company against any such Person, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

(b)       Without limiting the rights of Company under and to the extent provided in Article VIII, Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to damages of Company and its Affiliates, any of the Parent Parties (other than Parent and Merger Sub to the extent provided in this Agreement), through either Parent or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of either Parent or any other Parent Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TUNSTALL HEALTHCARE GROUP LIMITED

By:	/s/ Gil Baldwin
Name: Gil Baldwin
Title: Chief Executive Officer

MONITOR ACQUISITION CORP

By:	/s/ Gil Talbot Baldwin
Name: Gil Talbot Baldwin
Title: President

AMERICAN MEDICAL ALERT CORP.

By:	/s/ Jack Rhian
Name: Jack Rhian
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]